Exhibit 10.26(a)

LIMITED LIABILITY COMPANY AGREEMENT

OF

MHI/CARLYLE HOTEL INVESTMENT PROGRAM I, L.L.C.

Dated as of April 26, 2007

LIMITED LIABILITY COMPANY AGREEMENT OF

MHI/CARLYLE HOTEL INVESTMENT PROGRAM I, L.L.C.

This Limited Liability Company Agreement is entered into as of April 26, 2007 (the “Effective Date”), by and between CRP/MHI HOLDINGS, L.L.C., a Delaware limited liability company, as a Member (the “Carlyle Member”) and MHI HOTEL INVESTMENTS HOLDINGS LLC, a Delaware limited liability company, as a Member and the initial Managing Member, subject to the terms below (the “MHI Member”). In consideration of the mutual promises and agreements herein made and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Act” means the Delaware Limited Liability Company Act (6 Del. C. § 18-101 et seq.), as it may be amended from time to time.

“Acquisition Costs” means, with respect to any given Project, any and all third-party costs, expenses and fees reasonably incurred by the Company directly or through a Venture, any of the Members of the related Series or any Affiliate of such Member in connection with formation of a Venture and the Venture’s acquisition of the Project, including, without limitation, (i) the preparation, review, negotiation, and entering into of the purchase contract and conveyance documents for the Project, (ii) Property Deposits, (iii) the due diligence for the Project, the Development Permit Approvals and Development Permit Agreements of the Project and the Members’ investment in the Series of the Company applicable to such Venture, (iv) the preparation of the Business Plan (which includes, the Plans and the Capital Improvement Budget), (v) the formation of the Venture and the preparation, review, negotiation, and entering into of the Venture Documents and the other organizational and authorization documents for the Venture, and (vi) the deemed contribution value of the Project currently owned by the MHI Member (if applicable) and/or the purchase price to be paid by the Venture for the balance of the Project, and the closing costs and fees related to Venture’s acquisition of the Project (other than any such costs, expenses and fees to the extent included in Financing Costs).

“Additional Capital Contributions” has the meaning ascribed to it in Section 6.2.

“Additional Return” has the meaning for such term set forth in Section 7.4(a).

“Adjusted Capital Account” means, with respect to a Member and for each Series, such Member’s Capital Account as of the end of each fiscal year, as the same is specially computed to reflect the adjustments required or permitted to be taken into account in applying Regulations Section 1.704-1(b)(2)(ii)(d) (including adjustments for Partnership Minimum Gain and Partner Nonrecourse Debt Minimum Gain).

“Adjusted Capital Account Deficit” means, for each Member and for each Series, the deficit balance, if any, in that Member’s Adjusted Capital Account for that particular Series.

“Affiliate” means, with respect to any Person, another Person directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with the Person in question; provided, however, in no event shall the Company be an Affiliate of any Person for purposes of this Agreement. The term “control” as used in the preceding sentence means, with respect to a Person that is a corporation, the right to exercise, directly or indirectly, more than 25% of the voting rights attributable to the shares of the controlled corporation, and, with respect to a Person that is not a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled Person. For the purposes of this Agreement, (i) in addition to each Person who would qualify as an Affiliate of the MHI Member under the above definition, each of the MHI Principals and each Person, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with each Person who is within the MHI Principals shall be deemed to be an Affiliate of the MHI Member and (ii) in addition to each Person who would qualify as an Affiliate of the Carlyle Member under the above definition, each Carlyle Realty Affiliate, and each Person, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with a Carlyle Realty Affiliate shall be deemed to be an Affiliate of the Carlyle Member. For purposes of this Agreement and the Program Agreement, MHI Hotels Services LLC shall be deemed not to be an Affiliate of the MHI Member.

“Agreement” means this Limited Liability Company Agreement, including any amendment, modification or clarification hereto made in accordance with the terms of this Agreement from and after the effective date of such amendment, modification or clarification.

“Annual Expense Cap” has the meaning for such term set forth in Section 4.5.

“Anticipated Shortfall Funding Notice” has the meaning for such term set forth in Section 6.3(a).

“Asset Management Agreement” has the meaning ascribed to it in Section 3.4 of the Program Agreement.

“Auditor” means Witt Mares of Newport News, Virginia, or another nationally recognized independent firm of certified public accountants selected by the Carlyle Member.

“Authorized Representative” has the meaning ascribed to it in Section 4.15.

“Bankruptcy” means, with respect to a Person, the occurrence of (1) an assignment by the Person for the benefit of creditors; (2) the filing by the Person of a voluntary petition in bankruptcy; (3) the entry of a judgment by any court that the Person is bankrupt or insolvent, or the entry against the Person of an order for relief in a bankruptcy or insolvency proceeding; (4) the filing of a petition or answer by the Person seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation; (5) the filing by the Person of an answer or other pleading, admitting or failing to contest the material allegations of a petition filed against it in any proceeding for reorganization or of a similar nature; (6) the consent or acquiescence of the Person to the appointment of a trustee, receiver or liquidator of the Person or of all or any substantial part of its properties; or (7) any other event which would cause the Person to cease to be a member of a limited liability company under Section 18-304 of the Act.

“Borrower Series” has the meaning for such term set forth in Section 7.1.

“Business Day” means any day other than Saturday, Sunday, or a public or banking holiday in either the District of Columbia or the Commonwealth of Virginia.

“Business Plan” means the final business plan for each Project prepared pursuant to the Program Agreement and as approved by the Carlyle Member.

“Capital Account” shall have the meaning set forth in Section 8.1.

“Capital Contribution” means, except as otherwise provided in this Agreement, with respect to each Member the amount of cash (including any Initial Capital Contributions and any Additional Capital Contributions and the initial Gross Asset Value of any property (net of liabilities assumed by the Company resulting from such contribution and liabilities to which such property is subject) contributed to the Company by that Member but expressly excluding any Special Capital Contribution or Construction Cost Overrun Contribution made by any Member.

“Capital Contribution Ratio” means, with respect to each Member, a percentage equal to the sum of such Member’s Capital Contributions made to the Company or any Series, divided by the sum of all the Members’ Capital Contributions made to the Company or any Series, where the sum of all the Capital Contribution Ratios equals one hundred percent (100%).

“Capital Improvement Budget” means the budget designated as the final Capital Improvement Budget for each Project prepared pursuant to the Program Agreement and approved by the Carlyle Member and the MHI Member for the Company and the Venture for such Project, setting forth sources and uses of all Capital Contributions anticipated to be made by the Members of such Series and any Financings with respect to such Project or made available to such Venture or Series for capital improvements, and all estimated expenditures and income anticipated in connection with the acquisition, renovation and repositioning of the applicable Project, as may be updated from time to time to the extent permitted under the terms of this Agreement.

“Capital Proceeds” means with respect to each Project, funds of the Series or Venture related to such Project arising from a Capital Transaction, less any cash which is applied to (i) the payment of transaction costs and expenses relating to such Capital Transaction, (ii) the repayment of debt of such Venture or the Company which is required under the terms of any indebtedness of such Venture or the Company, (iii) the repair, restoration or other improvement of assets of such Venture which is required under any contractual obligation of such Venture, and (iv) the establishment of reserves as reasonably determined by the Carlyle Member. “Capital Proceeds” shall also mean any of the foregoing which are received by a partnership or other Person in which such Venture is a partner or investor or in which such Venture otherwise has an interest, to the extent received by such Venture as dividends or distributions.

“Capital Sharing Ratios” of a Member with respect to each Series means the ratio (expressed as a percentage) of (a) the Capital Contributions of such Member of such Series to (b) the aggregate Capital Contributions of all of the Members of such Series. Except as otherwise agreed to by the Members (at their sole discretion) at the time of creation of a Series and the funding of the Initial Capital Contributions for such Series, the initial Capital Sharing Ratio for each Series shall be (i) ninety percent (90%) for the Carlyle Member and (ii) ten percent (10%) for the MHI Member; provided, however, that, notwithstanding the foregoing, the MHI Member may elect at the time of creation of each Series, in its sole and absolute discretion and without the Consent of the Carlyle Member, to increase the Capital Sharing Ratio for the MHI Member with respect to such Series to an amount of up to twenty five percent (25%).

“Capital Transaction” means the sale, financing, refinancing or similar transaction of or involving a Project, and any condemnation awards, payment of title insurance proceeds or payment of casualty loss insurance proceeds (other than business interruption or rental loss insurance proceeds) received by the Venture owning such Project or the Company to the extent not used for reconstruction of all or any portion of such Project.

“Carlyle Base Return” has the meaning for such term set forth in Section 7.5.

“Carlyle Major Decisions” has the meaning for such term set forth in Section 4.1(c).

“Carlyle Makeup Distribution” has the meaning for such term set forth in Section 7.5.

“Carlyle Member” means the entity defined as such in the first paragraph of this Agreement and any permitted assignee or successor to any of the Membership Interests currently held by any such defined entity, for so long as such Person is a Member.

“Carlyle Realty Affiliate” means any Affiliate of Carlyle Realty V, L.P., a Delaware limited partnership, or of any of its successors as the primary control party in Carlyle Realty Fund V, other than the Company and any Venture.

“Certificate” has the meaning ascribed to it in Section 2.1.

“Change Orders” means any modification to a Project, as shown in the drawings and specifications included in the Business Plan or Plans, that must reasonably be made to the Project because of unexpected or unforeseen circumstances, errors or omissions in the drawings and specifications included in the Business Plan or Plans, code requirements, or otherwise, and including any modification required in order to arrive at a baseline level of functionality, whether due to a flaw in the Project’s design, drawings, specifications or otherwise. Change Orders do not include modifications that constitute Scope Changes.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any corresponding provisions of succeeding law.

“Company” means MHI/Carlyle Hotel Investment Program I, L.L.C., a Delaware limited liability company.

“Company IRR” means the discount rate, using cumulative monthly compounding in a manner consistently applied by the Company, at which the net present value of all of the Members’ Capital Contributions, Special Capital Contributions and Construction Cost Overrun Contributions to and Distributions from (including all cash and other property of the Company which is available for distribution to the Members, but is part of a pending Distribution, which shall be deemed received for purposes hereof as of the date of intended Distribution thereof) the Company equals zero, calculated for each such Capital Contribution, Special Capital Contribution or Construction Cost Overrun Contribution from the date such Capital Contribution, Special Capital Contribution or Construction Cost Overrun Contribution, as applicable, was made and with respect to each Distribution from the date such Distribution is received or deemed received under the terms of this Agreement. Notwithstanding anything to the contrary set forth in this Agreement, all Lessee Capital Contributions, Lessee Special Capital Contributions and Lessee Distributions shall be aggregated with all Capital Contributions, Special Capital Contributions and Construction Cost Overrun Contributions to, and Distributions by, the Company for purposes of calculating the Company IRR in this Agreement. The Company IRR shall be calculated on the basis of the actual number of days elapsed over a 365 or 366-day year, as the case may be, using cumulative monthly compounding. Each Company IRR calculation shall be determined using a Microsoft XIRR (Microsoft Office Excel 2003 edition or later) calculation and shall include a return of, as well as a return on, the relevant capital.

“Company Net Cash Flow” means the aggregate Net Cash Flow of the Company from any Ventures then owned by the Company.

“Construction Contracts” means each services and/or materials contract executed or otherwise agreed to by the Company or any Venture for the permitting, design, engineering, purchasing, delivery, demolition, removal, replacement, reconditioning, repair, construction, installation, inspection, certification or warranty as part of a Project, including, without limitation, the contracts between a Venture and general contractor and architect for a Project.

“Construction Cost Overrun” with respect to any given Project: as of a given date up to and including the date of completion of the construction, renovation and/or repositioning of the Project in accordance with the Business Plan and Plans for such Project, either (i) the amount by which the aggregate, actual costs incurred by the Company, either directly or through its applicable Venture, as Construction Costs applicable to such Project (after applying all or a portion, as applicable, of the Contingency Amounts (in an amount not to exceed the percentage of completion of the improvements for such Project in accordance with the Business Plan) included in such Construction Costs) up to and including such date (as reasonably determined by either the Managing Member or the Carlyle Member) is greater than the sum of the total aggregate, budgeted Construction Costs for such improvements (including all Contingency Amounts included in such budgeted Construction Costs) provided for in the Capital Improvement Budget, less the aggregate amount of all Construction Cost Overrun Contributions and Special Capital Contributions relating to Construction Cost Overrun Contributions made by the Members of such Series to the Company prior to such date with respect to such improvements and all cost savings approved by the Carlyle Member and not previously utilized for other improvements at the Project; or (ii) any amount required to be paid by the Company, either directly or through its Venture, with respect to such improvements under the terms of the Financing Documents relating to the construction of any improvements at such Project (including, without limitation, any completion or cost overrun reserves) in order to obtain additional funds under such Financing, but only to the extent such amount (x) is not one of the Construction Costs (other than Contingency Amounts) set forth in the Capital Improvement Budget and (y) exceeds the remaining unapplied portion of the Contingency Amounts in an amount equal to or less than the Contingency Amounts available based on the percentage of completion of such improvements with respect to such improvements set forth in the Capital Improvements Budget.

“Construction Cost Overrun Contributions” has, with respect to a given Series, the meaning ascribed to it in Section 6.3.

“Construction Cost Overrun Sharing Ratios” means 50% for the Carlyle Member and 50% for the MHI Member.

“Construction Costs” means, individually and collectively, with respect to any given Project, the Soft Costs, the Hard Costs and all other construction related costs required to complete the renovation, repositioning and/or other improvements at the Project in accordance with the Business Plan.

“Contingency Amounts” means with respect to any given Project, any and all contingency or unallocated amounts specifically set forth in the Capital Improvement Budget then in effect, for potential Construction Cost Overruns.

“Contributing Members” has the meaning for such term set forth in Section 6.5(b).

“Creditor Series” has the meaning for such term set forth in Section 7.1.

“Credit Support” means (a) a construction completion and cost overrun guaranty, (ii) an environmental indemnity, and (iii) a guaranty for standard non-recourse carve-outs, each on terms customarily required by the lender for any Financing which is otherwise acceptable to the Carlyle Member.

“Default Trigger Event” has the meaning ascribed to it in Section 4.4.

“Depreciation” means, for each taxable year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for the year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of the year or other period, Depreciation will be an amount which bears the same ratio to the beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for the year or other period bears to the beginning adjusted tax basis, provided that if the federal income tax depreciation, amortization, or other cost recovery deduction for the year or other period is zero, Depreciation will be determined with reference to the beginning Gross Asset Value using any reasonable method selected by the Carlyle Member.

“Development Permit Agreements” means any and all bonding, development or other agreements entered into with, or obligations incurred for the benefit of, the appropriate governmental authorities and agencies as requirements or conditions precedent for obtaining any Development Permit Approvals for a Project.

“Development Permit Approvals” means the subdivision plat, site development permit, grading permit, condominium plan, building permit and all other approvals, development rights, condominium rights, air rights, sewer or wastewater capacity rights, utility tap rights, entitlements, licenses, permits, applications, authorizations, and variances (including all plans, drawings, specifications, surveys, reports and any and all other materials submitted and approved as a part of same) currently existing or required to be obtained by the Company or a Venture from the appropriate governmental authorities and agencies in order to effectuate the overall contemplated development, construction and completion of a Project in accordance with the Plans therefor, and including, all conditions, limitations, and requirements contained in any such governmental permit or authorization that has been obtained.

“Developer Affiliate Agreement” means any agreement between the Company or a Venture and the MHI Member or any of its Affiliates.

“Distributions” means, with respect to a Member, all distributions of cash or other property or assets of the Company (based on the fair market value thereof as of the date of such distribution) made by the Company to or for the benefit of such Member pursuant to ARTICLE 7 or Section 10.2(c)(2), without double counting.

“Encumbrance” has the meaning ascribed to it in Section 9.1.

“Environmental Claim” has the meaning for such term set forth in Section 11.2.

“Final Material CP” has the meaning for such term in Section 7.5.

“Financing” means (i) any secured or unsecured debt financing obtained by the Company in order to provide financing of acquisitions and operations and construction financing for one or more Projects which may be secured in part by such Projects or the Company’s ownership interest therein and (ii) any Project Loan, and (iii) any refinancing, renewal, extension or modification of the foregoing.

“Financing Costs” means, with respect to any given Project, any and all third-party costs, expenses and fees (including, reasonable attorneys fees), reasonably incurred by the Company directly or through a Venture, any of the Members of the related Series or any Affiliate of such Member in connection with a Financing or portion thereof which relates to such Project, including, without limitation, (i) the preparation, review, negotiation, and entering into of an application or commitment for the Financing, (ii) the Financing lender’s due diligence for the Financing, including the cost of all third-party reports, lien searches, title commitments, surveys, appraisals, audits, statements, opinions and certifications required to be obtained as part of such due diligence or as a condition to obtaining the Financing, (iii) the formation of any special purpose entities, the engagement of any independent directors, and the preparation, review, negotiation, and entering into of any amendments to this Agreement or any Venture Document and the other organizational and authorization documents for the Company or the related Venture that are required to obtain the Financing, (v) the preparation, review, negotiation, and entering into of Financing Documents, (vi) all underwriting, commitment, origination and funding fees and closing costs (including reasonable attorneys’ fees) required to obtain the Financing, and (vi) all accrued interest and other debt service charges (other than the repayment of principal) due under the Financing (other than any such costs, expenses and fees to the extent included in the Construction Costs).

“Gross Asset Value” has the meaning ascribed to it in Section 8.2.

“Hard Costs” means, with respect to any given Project, all construction related costs required to complete the Project in accordance with the Business Plan that are properly classified within one of the construction cost line items identified as “Hard Costs” in the Capital Improvement Budget then in effect or that otherwise have been mutually approved in writing by the Carlyle Member and the Managing Member as “Hard Costs”.

“Initial Capital Contributions” has the meaning ascribed to it in Section 6.1.

“Internal Rate of Return” means the discount rate, using cumulative monthly compounding in a manner consistently applied by the Company, at which the net present value of a Member’s or group of Members’ Capital Contributions to and Distributions from the Company (or when calculating the Internal Rate of Return with respect to a particular Project, Capital Contributions and Distributions relating to such Project) equals zero, calculated for each such Capital Contribution from the date such Capital Contribution was made by such Member or group of Members and with respect to each Distribution from the date such Distribution is received by such Member or group of Members under the terms of this Agreement. Notwithstanding anything to the contrary set forth in this Agreement, all Lessee Capital Contributions and Lessee Distributions shall be aggregated with all Capital Contributions to, and Distributions by, the Company for purposes of calculating the Internal Rate of Return in this Agreement. For example, the Carlyle Member shall have received a fifteen percent (15%) annual Internal Rate of Return upon its receipt of a cumulative amount of Distributions that cause (a) the net present value of the aggregate of all Distributions (including any Lessee Distributions to the Carlyle Member) to the Carlyle Member, discounted at an annual rate of fifteen percent (15%) from the date each such Distribution was received by the Carlyle Member using cumulative monthly compounding back to the date of the Capital Contribution(s) (including any Lessee Capital Contributions by the Carlyle Member) by such Carlyle Member for which such Distribution is made, reduced by (b) the net present value of such Capital Contribution(s) discounted at an annual rate of fifteen percent (15%) using cumulative monthly compounding from the date such Capital Contribution was made under the terms of this Agreement, to equal zero. The Internal Rate of Return shall be calculated on the basis of the actual number of days elapsed over a 365 or 366-day year, as the case may be, using cumulative monthly compounding. Each Internal Rate of Return calculation shall be determined using a Microsoft Excel IRR (Microsoft Office Excel 2003 edition or later) calculation and shall include a return of, as well as a return on, the relevant capital. Notwithstanding the foregoing or any other provision of this Agreement, for purposes of determining the Internal Rate of Return on Capital Contributions, (i) all Property Deposits of a Member will be deemed to be a Capital Contribution to the Company on the date such Property Deposit was made by such Member or its Affiliate, (ii) other then the Property Deposits, all Acquisition Costs of a Member that are credited against the Capital Contributions otherwise owed by such Member shall not be a Capital Contribution until the Investment Date, and (iii) all Distributions received by a Member for or in relation to items excluded from Capital Contributions (i.e. Special Capital Contributions and Construction Cost Overrun Contributions) shall be excluded, including, without limitation all Distributions received under Sections 7.2(a), 7.2(b), 7.2(d) and 7.4.

“Investment Date” with respect to each Project and Series means the date that the Company acquires the Project.

“Lease Agreement” means that certain Lease Agreement by and between the applicable Venture and the applicable Venture Lessee entered into on the applicable Closing Date (as defined in the Program Agreement).

“Lessee” means MHI/Carlyle Lessee Program I, L.L.C., a Delaware limited liability company.

“Lessee Capital Contributions” means all “Capital Contributions” (as such term is defined in the Lessee Operating Agreement) to the Lessee.

“Lessee Distributions” means all “Distributions” (as such term is defined in the Lessee Operating Agreement) by the Lessee.

“Lessee Operating Agreement” means that certain Limited Liability Company Operating Agreement of MHI/Carlyle Hotel Lessee Program I, L.L.C dated as of even date herewith between the Carlyle Member and MHI Hospitality TRS II, LLC, a Delaware limited liability company.

“Lessee Special Capital Contributions” means all “Special Capital Contributions” (as such term is defined in the Lessee Operating Agreement) to the Lessee.

“Lookback Adjustment” has the meaning ascribed to it in Section 7.4.

“Managing Member” means the designated managing member of the Company. The initial Managing Member shall be the MHI Member.

“Material Business Agreements” means, individually and collectively, with respect to the Company and any given Venture, each of the purchase contracts for the acquisition of the Projects, the loan documents relating to any Financings, any Property Management Agreement, any Asset Management Agreement, any Lease Agreement, any Development Permit Agreements, any Construction Contracts, and each other contract, agreement, understanding or obligation of the Company or such Venture that is material to the development and operation of a Project or the breach of which by the Company or Venture would or is reasonably likely to have a material adverse effect on the business, operations or financial condition of the Company or a Venture or Project. For the purposes of this definition, (x) a contract, agreement, understanding or obligation which is “material to the development and operation of the applicable Project” is one that has a value or effect on the Company or Venture in excess of Fifty Thousand and No/100 Dollars ($50,000) or has a term in excess of one year that cannot be earlier terminated without a penalty of in excess of five percent (5%) of the contract amount being incurred, and (y) a “material adverse effect” is one that results or is likely to result in a loss, damage or liability of the Venture, the Company or the applicable Series of the Company in excess of two Hundred Fifty Thousand and No/100 Dollars ($250,000) or otherwise would result in a line item on the Capital Improvements Budget or the Project Operating Budget for a Project being exceeded. In addition, for purposes of this definition, a series of related contracts with the same vendor shall be treated as one contract in determining whether the monetary threshold has been exceeded.

“Member” means each of the Carlyle Member and the MHI Member, and each Person hereafter admitted as a Member in accordance with this Agreement, until such Person ceases to be a Member of the Company, and in the collective, “Members”.

“Membership Interests” means all the rights and interests of the Members in the Company, including the right to participate in management to the extent herein expressly provided, to receive Distributions, and to receive allocations of income, gain, loss, deduction, and credit.

“MHI Member” has the meaning ascribed to it in the introductory paragraph.

“MHI Permitted Transferee” means any Affiliate of MHI Member so long as MHI Hospitality Corporation maintains management and voting control of such transferee and at least a fifty-one percent (51%) direct or indirect ownership interest in such transferee.

“MHI Principals” means Andrew Sims and David Folsom.

“MHI Property Manager” has the meaning ascribed to it in the Program Agreement.

“Net Cash Flow” means with respect to any Project, the Net Operating Income less debt service on loans to the related Venture.

“Net Financing Proceeds” means funds of the Company arising from a Financing, less any cash which is applied to (i) the payment of the transactions costs and expenses relating to such Financing (including, without limitation, the payment of any prior Financing) and (ii) the establishment of reserves required for such Financing and as otherwise determined by the Carlyle Member.

“Net Operating Income” means, with respect to any period and any Project, the amount by which Operating Revenues exceed Operating Expenses for such period as determined by the Uniform System.

“Operating Expenses” means, for any period, the current obligations of a Venture with respect to a particular Project and of the Company with respect to such Project for such period, determined in accordance with sound accounting principles and applicable to leased hotels, consistently applied, for capital expenditures not paid from the Members’ Capital Contributions, Net Financing Proceeds or reserves, and for working capital and reserves established, to the extent required by the Carlyle Member, and actually funded. Operating Expenses shall not include debt service on any Financing or any non-cash expenses such as Depreciation or amortization as determined by the Uniform System. Operating Expenses not attributable to any particular Project shall be allocated among the Series pro rata, based on the aggregate Capital Contributions made with respect to each Series as of the date of such allocation, unless the Carlyle Member reasonably determines another method of allocation which is permissible under Section 18-215 of the Act.

“Operating Revenues” means, for any period, the gross cash receipts of a Venture arising from the ownership and leasing of a particular Project and the Company with respect to such Project arising during such period, but specifically excluding (i) Net Financing Proceeds, and (ii) any Capital Contributions, Construction Cost Overrun Contribution and Special Capital Contribution made by any of the Members.

“Other Costs” means, with respect to any given Project, any and all expenditures (including but not limited to any commissions) of the Company, either directly or through the applicable Venture, reasonably required for the acquisition, development, construction, completion, sales, debt financing and leasing of the Project up to and including the date of completion of the construction of the improvements required to be implemented in accordance with the Business Plan, other than Acquisition Costs, Financing Costs, Construction Costs and Contingency Amounts.

“Partner Nonrecourse Debt” has the meaning ascribed to it in Regulations Sections 1.704-2(b)(4) and 1.752-2.

“Partner Nonrecourse Debt Minimum Gain” has the meaning ascribed to it in Regulations Section 1.704-2(i)(3).

“Partner Nonrecourse Deductions” has the meaning ascribed to it in Regulations Section 1.704-2(i)(2).

“Partnership Minimum Gain” has the meaning ascribed to it in Regulations Section 1.704-2(d).

“Person” means an individual or entity.

“Plans” means the final plans and specifications for the renovation of each Project, as approved by the Carlyle Member and the Managing Member, and all changes thereto that have been or will be approved by the Carlyle Member and the Managing Member.

“Proceeding” has the meaning ascribed to it in Section 4.11.

“Profits” and “Losses” mean, for each taxable year or other period and computed separately for each Series and for the Company as a whole, an amount equal to the taxable income or loss for the year or other period, determined in accordance with Section 703(a) of the Code (including all items of income, gain, loss or deduction required to be stated separately under Section 703(a)(1) of the Code), with the following adjustments:

(1) any income that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses will be added to taxable income or loss;

(2) any expenditures described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) expenditures under Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses, will be subtracted from taxable income or loss;

(3) gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes will be computed by reference to the Gross Asset Value of the property, notwithstanding that the adjusted tax basis of the property differs from its Gross Asset Value;

(4) in lieu of depreciation, amortization and other cost recovery deductions taken into account in computing taxable income or loss, there will be taken into account Depreciation for the taxable year or other period;

(5) any items which are specially allocated under Section 8.3(b) will not affect calculations of Profits or Losses; and

(6) if the Gross Asset Value of any asset is adjusted under Section 8.2(b) or 8.2(c), the adjustment will be taken into account as gain or loss from disposition of the asset for purposes of computing Profits or Losses.

“Program Agreement” means the Program Agreement among the Carlyle Member, the MHI Member and the Company of even date herewith, as it may be amended from time to time in accordance with its terms.

“Project” means any hotel project owned by a Venture.

“Project Costs” means with respect to any given Project (including any pro-rata allocation thereof among the Projects in accordance with Section 2.7 hereof if not arising from a specific Project), any and all of the Acquisition Costs, Financing Costs, Construction Costs, Contingency Amounts and Other Costs budgeted and/or actually incurred by the Company with respect to such construction, renovation, repositioning and such other improvements to the Project as contemplated in the Business Plan up to and including the date of completion of such improvements.

“Project Loan” means any secured or unsecured loan to be made to a Venture to finance, in part, the acquisition, development, construction, ownership and/or leasing of a Project, and any modification or amendment thereof.

“Project Operating Budget” means the budget for each Project owned by a Venture, setting forth the estimated capital and operating expenses and revenue of the Venture which owns such Project for the then current calendar year and the immediately succeeding calendar year, or the immediately succeeding two calendar years, as the context requires, and for each month and each calendar quarter of said calendar years.

“Promote Distributions” means any and all Distributions made to the MHI Member pursuant to Section 7.2(e)(1) based on the MHI Promote Percentage.

“Property Deposits” means all earnest money or similar deposits or advances of the purchase price for a Project paid by the Company, a Venture, any of the Members or any Affiliate of a Member under the terms of a purchase contract for the acquisition of such Project prior to the closing date of such acquisition, whether or not then refundable, but only to the extent they have not been refunded and have been transferred to or for the benefit of the Company or a Venture.

“Property Management Agreement” has the meaning ascribed to it in the Program Agreement.

“Property Manager” has the meaning ascribed to it in the Program Agreement.

“Project Team” shall mean with respect to any given Project, the Property Manager, the general manager of the hotel (or equivalent), the primary architect and the general contractor.

“Regulations” means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Regulations shall include any corresponding provisions of succeeding, similar substitute proposed or final Regulations.

“Required CP Amount” has the meaning for such term set forth in Section 7.5.

“RevPAR” means, for any period, the average daily room occupancy rate (expressed as a dollar amount) determined by dividing (i) the total over-night room revenues for such period earned and collected by the applicable Venture, by (ii) the product of (A) total number of calendar days in such period, times (B) the total number of available hotel rooms in the applicable Project.

“Scope Changes” means any volitional modification to a Project in the nature of an upgrade or other enhancement in the quality of, or in the nature of a downgrade in the quality of, such Project as shown in the drawings and specifications included in the Business Plan or Plans for such Project, for aesthetic, marketing, cost-saving or other reasons. Scope Changes do not include modifications that constitute Change Orders.

“Secured Obligations” has the meaning for such term set forth in Section 6.5(c).

“Secured Party” has the meaning for such term set forth in Section 6.5(c).

“Securitization” has the meaning for such term set forth in Section 11.5.

“Series” has the meaning for such term set forth in Section 2.7.

“Series Capital Account” has the meaning ascribed to such term in Section 8.1.

“Sims Family” means any brother of Andrew Sims.

“Soft Costs” means, with respect to any given Project, all construction and development related costs required to complete the Project in accordance with the Business Plan that are properly classified within one of the construction cost line items identified as “Soft Costs” (which line items may include engineering, architectural and legal costs) in the Capital Improvement Budget then in effect or that otherwise have been mutually approved in writing by the Carlyle Member and the Managing Member as “Soft Costs”.

“Special Capital Contribution” has the meaning for such term set forth in Section 6.5(b).

“Special Return” means an amount of money sufficient for the Contributing Members to achieve, to the date of payment thereof to the Contributing Members, an Internal Rate of Return on the Special Capital Contributions made by such Contributing Members (as if the Special Capital Contributions were the only applicable “Capital Contributions” and the amounts paid to the Contributing Members pursuant to Section 7.2(a), 7.2(b) and 7.4 are the only applicable “Distributions” used in such Internal Rate of Return) equal to the greater of (i) the Company IRR or (ii) twenty-five percent (25%).

“Termination Event” has the meaning ascribed to it in the Program Agreement.

“Third-Party Property Manager” has the meaning ascribed to it in the Program Agreement.

“Transfer” has the meaning ascribed to it in Section 9.1.

“Uniform System” means the Uniform System of Accounts for the Lodging Industry, Ninth Revised Edition, 1996, as adopted by the American Hotel and Lodging Association and all future amendments and supplements thereto approved by the Carlyle Member.

“Venture” means each of the Delaware limited liability companies formed by the Company for the acquisition, construction, development, ownership, leasing and selling of a Project and which shall be governed by the Venture Agreements. “Ventures” refers to every Venture which has been established. The sole member of each Venture shall be the Company or, as may be required in connection with any Financing with respect to a Venture, a newly formed single purpose Delaware limited liability company which shall be a wholly owned subsidiary of the Company and which shall be governed by the Venture Agreements.

“Venture Agreements” shall have the meaning ascribed to such term in the Program Agreement.

“Venture Documents” shall have the meaning ascribed to such term in the Program Agreement.

“Venture Lease” shall mean the lease between a Venture Lessee and each Venture.

“Venture Lessee” shall mean each separate limited liability company formed by the Lessee, for the purpose of leasing and operating a Project.

ARTICLE 2

ORGANIZATIONAL MATTERS; PURPOSE; TERM

Section 2.1 Formation of Company. The Company was organized as a Delaware limited liability company on                     , 2007 by the filing of a certificate of formation for the Company under the Act (as may be modified from time to time as herein provided, the “Certificate”), which Certificate was executed and delivered by Stacy M. Rosenthal as an “authorized person” within the meaning of the Act.

Section 2.2 Name. The name of the Company is “MHI/Carlyle Hotel Investment Program I, L.L.C.” and all Company business shall be conducted in that name or such other name as the Carlyle Member and the Managing Member approve.

Section 2.3 Registered Office; Registered Agent; Principal Office. The registered office and the registered agent of the Company in the State of Delaware shall be as specified in the Certificate or as hereinafter designated by the Carlyle Member and reflected in an amendment to the Certificate. The principal office of the Company and the principal place of business shall be at c/o MHI Hospitality Corporation, 4801 Courthouse Street, Suite 201, Williamsburg, Virginia 23188 or such other location proposed by the Managing Member and approved by the Carlyle Member.

Section 2.4 Foreign Qualification. Before the Company conducts business in any jurisdiction other than Delaware, the Managing Member shall cause the Company to comply with all requirements necessary to qualify the Company as a foreign limited liability company in that jurisdiction. At the request of the Managing Member, with the approval of the Carlyle Member, each Member shall execute, acknowledge, swear to and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue, or terminate the Company as a foreign limited liability company in all jurisdictions in which the Company may conduct business.

Section 2.5 Purpose and Scope. The purpose and scope of the Company’s activities are strictly limited to the pursuit and investigation of potential Projects and investing in Ventures created for the purpose of acquiring, redeveloping, renovating, repositioning, leasing, and selling the Projects; financing the foregoing activities; and performing all other activities reasonably necessary or incidental to the furtherance of such purposes.

Section 2.6 Term. The Company shall commence on the effective date of the Certificate and shall have perpetual existence unless sooner dissolved and terminated as herein provided.

Section 2.7 Series. The Members intend hereby to establish separate series of interests in the Company pursuant to Section 18-215 of the Act (each, a “Series”). Each such Series shall represent the assets and liabilities of the Company related to a particular Venture and the Project owned by such Venture. Each Member shall be a Member of each Series; the Members, and their respective Capital Sharing Ratios, of each Series is more particularly shown on Schedule 1 attached hereto, which will be updated from time to time by the Managing Member each time a new Series is added to the Company by its formation of a Venture and acquisition of a Project or there is a change in the Capital Sharing Ratios of any Series or the Members making up such Series, and a copy of such updated Schedule 1 shall be delivered by the Managing Member to the Carlyle Member. The Members agree that the debts, liabilities and obligations incurred, contracted for or otherwise existing with respect to a particular Series shall be enforceable only against the assets of such Series, and not against the assets of the Company generally or the assets of any other Series. Notwithstanding any other provision hereof, separate and distinct records shall be maintained with respect to each Series, and the assets associated with each Series shall be held and accounted for separately from the other assets of the Company or any other Series thereof. If there is any Capital Contribution, property or other asset of the Company, or any income, earnings, profits, proceeds, funds, payments, liabilities, expenses, costs, charges or reserves of the Company which are not readily identifiable as belonging to any particular Series, the Carlyle Member shall allocate them among the Series pro rata based upon the aggregate Capital Contributions contributed in respect of each Series and anything so allocated to a particular Series thereafter shall be held by the Company solely with respect to such Series.

Section 2.8 Ventures. The Members acknowledge and agree that each Project will be directly owned by a separate Venture rather than directly by the Company. Notwithstanding anything in this Agreement to the contrary, the Member or Members who have the power to control any action, decision or other matter on behalf of the Company pursuant to the terms and conditions of this Agreement, shall have the same power and control rights with respect to any such action, decision or other matter on behalf of any Venture of the Company, including, without limitation, the formation, terms of ownership and disposition of such Venture; provided that no ownership interest in any Venture shall be held by any Person other than as described in the definition of “Venture” without the prior written consent of the MHI Member and the Carlyle Member.

Section 2.9 Members. The initial Members of the Company are the Carlyle Member and the MHI Member, each of which is admitted to the Company as a Member as of the date hereof.

ARTICLE 3

RIGHTS OF MEMBERS

Section 3.1 Information. In addition to the other rights specifically set forth in this Agreement, each Member is entitled to the following information as to the Company and each Venture: (a) true and full information regarding the status of the business and financial condition of the Company; (b) promptly after becoming available, a copy of the Company’s federal, state and local income tax returns for each year; (c) a current list of the name and last known business, residence or mailing address of each Member; (d) a copy of this Agreement, the Certificate, and all amendments to such documents; (e) true and full information regarding the amount of cash and a description and statement of the agreed value of any other property or services contributed by each Member and which each Member has agreed to contribute in the future, and the date on which each became a Member; and (f) other information regarding the affairs of the Company to which that Member is entitled under the Act (including, without limitation, all Company books and records). Under no circumstances shall any information regarding the Company or its business be kept confidential from any Member.

Section 3.2 Liability to Third Parties. No Member shall be liable for the debts, obligations or liabilities of the Company, except to the extent required by law or as otherwise expressly provided herein.

Section 3.3 Withdrawal. No Member may withdraw from the Company except in connection with a permitted assignment of its Membership Interest or with the consent of all of the other Members.

ARTICLE 4

MANAGEMENT OF COMPANY

Section 4.1 Management.

(a) In General.

(1) Subject to the provisions of this Agreement, including Sections 4.1(a)(6), 4.1(a)(7) and 4.1(b) below, the management and control of the Company, including, without limitation, sole authority to take all actions of the Company under this Agreement or any agreement with the Managing Member or its Affiliates, including enforcement on behalf of the Company of this Agreement or any agreement with the Managing Member or its Affiliates, shall be vested exclusively in the Carlyle Member. Without limiting the generality of the foregoing, and subject to the provisions of this Agreement, the Carlyle Member shall have the authority to execute any and all documents on behalf of the Company and any party dealing with the Company shall be entitled to rely on such authority.

(2) Except as otherwise provided herein, no Member shall have the right to, and no Member shall, take part in the management or affairs of the Company or have the power to act for, or bind, the Company in any way.

(3) Each Member agrees that, except as otherwise expressly provided herein and to the fullest extent permitted by applicable law, the approval of any proposed action of or relating to the Company by the Carlyle Member or the Managing Member as provided herein shall bind the Company and shall have the same legal effect as the approval of each Member of such Company action.

(4) Except as otherwise expressly provided herein, neither the Carlyle Member nor the MHI Member shall be liable, responsible or accountable in damages or otherwise to the Company or to any other Member for (a) any act performed within the scope of the authority conferred on such Member by this Agreement except for the fraud, breach of this Agreement, gross negligence or willful misconduct of such Member in carrying out its obligations hereunder, (b) such Member’s failure or refusal to perform any act, except those expressly required by or pursuant to the terms of this Agreement, (c) such Member’s performance of, or failure to perform, any act on the reasonable reliance on advice of legal counsel to the Company, or (d) the negligence, dishonesty or bad faith of any agent, consultant or broker of the Company or any Venture selected, engaged or retained by such Member in good faith.

(5) The final Business Plan and the Capital Improvement Budget for the Company and any Project, and the selection of the Project Team, as well as the removal or replacement of any member thereof, shall require the consent of the Carlyle Member and, for so long as there has not been a Default Trigger Event, the Managing Member.

(6) Notwithstanding the applicable Business Plan or Capital Improvement Budget, decision making authority with respect to the sale or disposition of any Project by any Venture shall be vested solely in the Carlyle Member; provided, however, that the MHI Member shall have a right of first offer with respect to the Project on the terms and conditions set forth in Exhibit A attached hereto.

(7) Notwithstanding the applicable Business Plan or Capital Improvement Budget, decision making authority with respect to the financing of any Project by any Venture or of the Company itself shall be solely vested in the Carlyle Member; provided that no Project Loan shall be provided by the Carlyle Member or an Affiliate without the prior approval of the MHI Member unless a Default Trigger Event has occurred in which case no such approval shall be required.

(b) Managing Member. The Members hereby appoint the MHI Member as the initial Managing Member. The Managing Member shall have the responsibility and authority for the management of the day to day affairs of the Company and the Ventures and for the acquisition, redevelopment, renovation, repositioning and leasing of the Projects, in each case subject to and in compliance with the applicable Business Plans, Project Operating Budgets, Plans and Capital Improvement Budgets except where (1) the Carlyle Member’s approval is required under this Agreement, (2) the approval of all Members is required under this Agreement, (3) the approval of any of the Members is expressly required by a non-waivable provision of applicable law, or (4) otherwise provided under this Agreement. The duties of the Managing Member shall include but shall not be limited to:

(1) Asset managing each Project, enforcing on behalf of the applicable Venture any and all agreements (including each Venture Lease) entered into by the Company or the Ventures, and assisting the Property Manager for each Project in managing the Project and ensuring the compliance of the Project with applicable law;

(2) Causing the Company to maintain all required or appropriate insurance coverage for or in connection with the operation of each Project;

(3) Preparing and maintaining financial records with respect to the Company and each Project, as required by this Agreement and any applicable Financing;

(4) Complying with, and causing the Company and each Venture to comply with, all of the terms and provisions of any Financing, subject to coordination with the Carlyle Member for loan compliance issues requiring the consent of the Carlyle Member hereunder; and

(5) Implementing, and causing each Project to be redeveloped, renovated and/or repositioned (as applicable) and leased in accordance with, the applicable Business Plan, Capital Improvement Budget, Plans and Project Operating Budget, as required by this Agreement, and signing on behalf of the Company all documents required in connection with the foregoing to the extent authorized to do so under the terms of this Agreement.

(c) Carlyle Major Decisions. Except as otherwise specifically provided herein, in discharging the limited duties and authority delegated to the Managing Member pursuant to Section 4.1(b), no action shall be taken, sum expended, or obligation incurred by the Managing Member or the Company regarding the matters described below (the “Carlyle Major Decisions”) unless it has been proposed or approved by the Carlyle Member:

(1) regarding any acquisition or sale of all or a portion of a Project, any Project Loan or other Financing, or any lease of any portion of any Project not pursuant to a Venture Lease, or modification of any Venture Lease; provided, however, in the event any

Financing is inconsistent with the terms described on Schedule 11.1 attached hereto, such Financing shall also require the approval of the MHI Member unless a Default Trigger Event has occurred in which case no such approval shall be required;

(2) making of any expenditure or incurrence of any obligation by or for the Company or any Venture which is not provided for in a Capital Improvement Budget or Project Operating Budget or otherwise permitted to be incurred under the applicable Property Management Agreement other than (x) increased insurance costs, taxes, utility costs and debt service payments, or (y) with respect to any Venture, that when added to all other expenditures for that Venture in any Fiscal Year, would not result in either (i) any one line item in the applicable approved Project Operating Budget being exceeded by the greater of (A) $5,000 or (B) ten percent (10%) of that particular one line item, or (ii) the aggregate Operating Expenses for the Project being exceeded by five percent (5%) or more of the aggregate Operating Expenses for the Project set forth in the approved Project Operating Budget; however, if emergency repairs to any Project are necessary to avoid imminent danger of injury, or immediate loss of business, or material damage to such Project or to an individual, the Managing Member may make such expenditures as may be necessary to alleviate such situation even if such expenditures are not provided for, or exceed the amount provided for, in a Project Operating Budget, and shall promptly notify the Carlyle Member of the event giving rise to such repairs and the actions taken with respect thereto;

(3) the taking and making of any and all decisions, determinations, elections, consents and other actions or inactions to be made by the Company or any Venture under this Agreement or otherwise, with respect to any Developer Affiliate Agreement, including, without limitation, any such action or inaction with respect to the extension, renewal, amendment, modification, termination or enforcement of any Developer Affiliate Agreement, except as otherwise expressly provided in such Developer Affiliate Agreement that has been entered into by the Carlyle Member acting on behalf of the Company or any Venture. In furtherance of the foregoing, (i) any party to any Developer Affiliate Agreement other than the Company shall not be authorized or permitted to rely on any action, directive or inaction of the Managing Member as authorization, consent or approval on the part of the Company or any Venture with respect to any action of the Company under such Developer Affiliate Agreement, notwithstanding that the Managing Member otherwise may be authorized to take such action on the Company’s or Venture’s behalf under the terms of this Agreement or any other agreement or document signed by the Company, any Venture or any Carlyle Realty Affiliate, (ii) except with respect to the Property Management Agreement with MHI Hotels Services, LLC, if the MHI Member is the Non-Funding Party under Section 6.5 hereof, notwithstanding the terms of any Developer Affiliate Agreement to the contrary, any payments required to be made by the Company or any Venture to the MHI Member or any of its Affiliates under such Developer Affiliate Agreement shall instead be applied to the repayment of any outstanding Special Return, and such application shall not constitute a default by the Company under such Developer Affiliate Agreement and, for all purposes of such Developer Affiliate Agreement, shall be deemed received by the MHI Member and/or its Affiliate thereunder otherwise entitled to such payment, and (iii) if the MHI Member is in default under this Agreement after any applicable notice and cure (if any), then the Company or applicable Venture may terminate, without incurring any penalty, fee or other liability whatsoever, any or all service agreements with the MHI Member’s Affiliates, and all such Developer Affiliate Agreements must contain such a provision);

(4) the establishment of any capital or operating reserves necessary or advisable for the Company or any Venture, and the timing and amount of any Distributions by the Company;

(5) the determination and approval of the terms and conditions of all Company and Venture borrowings and other Financings (including, without limitation, any Project Loan) and the identity of the lender thereof, any amendment to any approved loan documents, and any guaranties or indemnities made by the Company or any Venture in connection therewith; provided, however, in the event any Financing is inconsistent with the terms described on Schedule 11.1 attached hereto, such Financing shall also require the approval of the MHI Member unless a Default Trigger Event has occurred in which case no such approval shall be required;

(6) the execution, material amendment, material modification or clarification or termination of any Material Business Agreement;

(7) regarding the ownership and construction of a Project, approval of: material third party agreements, construction contracts, and brokerage agreements, including, specifically, approval of all Affiliates of the MHI Member as contractors, subcontractors or service providers; zoning changes; any ground lease or master lease, easement, restrictive covenants, reciprocal operating agreement, cross-easement agreement, similar agreements or any amendments thereto, or any matters relating to material casualties affecting the Project; any material condemnation or eminent domain proceeding affecting the Project; and all matters relating to the Project’s compliance with environmental, health, access and other applicable laws which in respect of any of the foregoing requires action by the Company or Venture;

(8) to the extent applicable with respect to a given Project, approval of condominium plans and any variations or amendments to such plans, material aspects of any hotel unit or condominium sales process and documentation (including, without limitation, the manner in which earnest money deposits from purchasers under sale contracts are handled, unless dictated by the documents relating to a Project Loan or other Financing and/or applicable law in either of which event the Managing Member is specifically authorized to comply therewith) and/or any material variation or amendment thereto;

(9) regarding all leases and licenses of any space in a Project (except subleases by the Venture Lessee), approval of the form of lease or license agreements, minimum and maximum length of lease terms, brokerage commissions, credit standing of tenants, the form of tenant estoppel certificates, the form of subordination, nondisturbance and attornment agreements, the approval, amendment or extension of each lease (including tenant improvements and leasing commissions) that does not conform to approved leasing guidelines, and the approval, amendment or extension of any lease or the acceptance, cancellation or surrender of any lease or the forgiveness or release of any lease covenant or requirement;

(10) the approval of any Scope Changes or any other amendment or modification of the Business Plan or Capital Improvement Budget with respect to a Project;

(11) in the event that a Property Manager is terminated for cause or as otherwise permitted by the terms of this Agreement, the hiring of any replacement Property Manager and the determination of the terms and conditions of the Property Management Agreement between the Company and such replacement Property Manager, with compensation to be at reasonable market rates or the same as provided under the prior Property Management Agreement;

(12) taking of any material legal action and any determination or act to settle any such material legal action and selecting legal counsel;

(13) entering into, or amending, modifying or waiving any provision of, any agreement with the Managing Member or any Affiliate thereof;

(14) regarding any environmental matter relating to any Project, including selection of environmental consultants and adoption or implementation of any operation and maintenance program or any other program to remove or otherwise remediate hazardous materials;

(15) issuing any construction change directive or material Change Order under the construction contract for a Project on behalf of the Company or Venture; or

(16) any other action or inaction which, considered before the taking thereof, could be reasonably expected to have a material adverse effect on the Company business or assets.

The Carlyle Member acknowledges and agrees that it will at all times discuss and collaborate with the Managing Member in connection with all Carlyle Major Decisions; provided, however, that in the event of any disagreement between the Carlyle Member and the Managing Member on how to proceed with respect to any of the Carlyle Major Decisions, the Carlyle Member’s decision shall control. The Carlyle Member shall, within a reasonable period of time, inform the MHI Member of any Carlyle Major Decision and the Carlyle Member shall use commercially reasonable efforts to discuss and collaborate with the MHI Member in connection with any proposal by the MHI Member relating to a Carlyle Major Decision within ten (10) business days of such matter being submitted in writing to the Carlyle Member. Notwithstanding the foregoing, the Carlyle Member shall not be obligated to make a final determination with respect to any Carlyle Major Decision within such ten (10) business day period and any such determination shall be made by the Carlyle Member in accordance with the procedures set forth herein or in the Program Agreement with respect thereto.

(d) Performance by the Managing Member. The Managing Member shall discharge its duties in a good and proper manner as provided for in this Agreement. Without limiting the generality of the foregoing, the Managing Member, on behalf of the Company, shall (i) in good faith use commercially reasonable efforts to implement all directives and decisions of the Carlyle Member consistent with this Agreement and the Program Agreement, (ii) in good faith use commercially reasonable efforts to conduct the aspects of the business and affairs of the Company and the Ventures delegated to it pursuant to Section 4.1(b) in accordance with good industry practice and this Agreement, subject to Section 4.1(c), and (iii) promptly provide the Carlyle Member with copies of all material correspondence and other communications, including without limitation, (a) any material governmental notices or other correspondence sent or received with respect to the Company, any Venture or any Project, and any reports, default notices or other material communications sent or received relating to a Material Business Agreement, and (b) any material correspondence or communications delivered to or received from the lender under any Financing, the franchisor under any franchise or license agreement, the property manager or the hotel operator under any property management or hotel management agreement, or any general contractor, architect, engineer or attorney in connection with the work being performed by such person on behalf of any given Project or Venture or the Company as a whole as and when the same are delivered or received (and the Carlyle Member will provide the Managing Member with copies of such material correspondence received by the Carlyle Member), and (iv) keep the Carlyle Member informed of all proposed or contemplated decisions or actions of the Company that may require the approval of the Carlyle Member pursuant to the terms of this Agreement. Promptly following any request therefor by the Carlyle Member, the Managing Member shall deliver to the Carlyle Member a counterpart copy of any agreement, certificate or other document executed and delivered by the Managing Member in the name of or on behalf the Company, pursuant to a right to do so granted in this Agreement, and shall otherwise make available to the Carlyle Member for copying and inspection all of the books and records of the Company that are in the possession or control of the Managing Member. The Managing Member shall devote sufficient time to perform its duties hereunder in accordance with industry practice for similar hotel and hospitality related projects and this Agreement. In addition to and without limiting the generality of the foregoing:

(1) For so long as the MHI Member is the Managing Member, each of Andrew Sims and David Folsom shall devote a sufficient portion of his professional time and efforts to the Company and each of the Ventures to discharge the responsibilities of the Managing Member in a manner consistent with good industry practice and this Agreement and the Program Agreement and at all times sufficient to carry out the approved Business Plan for each Project, and shall be available if requested by the Carlyle Member to attend any regular or special meetings of the Members convened pursuant to Section 4.2 hereof. It is contemplated that the MHI Member shall retain additional staff on an “as needed” basis.

(2) If either of Andrew Sims or David Folsom (but not both) ceases to be employed by or a principal of the MHI Member and its Affiliates for any reason, the MHI Member shall engage a suitable, experienced and well qualified replacement therefor (either as an employee or independent contractor) subject to the Carlyle Member’s prior written approval.

(3) The Managing Member shall not delegate any of its rights or powers to conduct the aspects of the business and affairs of the Company delegated to it pursuant to Section 4.1(b) without the prior written consent of the Carlyle Member.

Section 4.2 Budgets.

(a) Capital Improvement Budget. Each Project shall be developed substantially in accordance with the Plans and the Capital Improvement Budget therefor and the Managing Member shall cause the Company to implement the Plans and Capital Improvement Budget for each Project on behalf of the respective Venture, subject to receipt of Capital Contributions and the proceeds of any Financings relating to such Project so long as such failure to receive such contributions and proceeds is not due to the negligence or misconduct of or breach of any of the terms of this Agreement, the Program Agreement or any Developer Affiliate Agreement by the Managing Member or any of its Affiliates or MHI Hotels Services LLC, and the Company may incur the expenditures and obligations therein provided or otherwise provided in this Agreement.

(b) Operating Budgets. Not less than thirty (30) days prior to the acquisition of any Project, the Managing Member shall prepare an initial Project Operating Budget (which shall be submitted to the Carlyle Member for approval) for the period beginning with the anticipated acquisition of such Project and ending on December 31 of the year in which the anticipated acquisition of such Project is to occur unless such anticipated occupancy falls within 60 days prior to December 31, in which case such Project Operating Budget shall cover the next succeeding calendar year. Such initial Project Operating Budget may be refined (based on information then available) as of the acquisition of a Project. If a Project Operating Budget (as may be refined) is not approved by the Carlyle Member by the acquisition of such Project, the Managing Member may incur commercially reasonable expenses to operate such Project; however, no expenditures shall be made for capital items, to any Affiliate of the Managing Member (other than the management fee provided for in the approved Property Management Agreement) or in connection with a Material Business Agreement which has not been previously approved by the Carlyle Member, without the approval of the Carlyle Member. Thereafter, the Managing Member shall deliver, by a date to be reasonably determined by the Carlyle Member but not later than November 1 of the preceding calendar year, to the Carlyle Member for approval (a) a proposed Project Operating Budget for each Project for the ensuing calendar year, and (b) a consolidated operating budget for all of the Projects for the ensuing calendar year, which budgets may be revised from time to time. The Managing Member may modify or amend a previously approved Project Operating Budget only upon the prior written consent of the Carlyle Member which consent may be withheld, conditioned or denied in the Carlyle Member’s sole discretion.

(1) If the initial Project Operating Budget for any calendar year has not been approved prior to the acquisition and occupancy of the Project, the Company shall continue to operate under the most recent pro forma Project Operating Budget approved by the Carlyle Member pursuant to the Program Agreement, with such adjustments as may be necessary to reflect changes in insurance costs, taxes, utility costs and debt service payments; however, no payments or reimbursements to the Managing Member or any of its Affiliates (other than the management fee provided for in the approved Property Management Agreement) nor capital expenditures (other than repairs in the ordinary course or emergency repairs) shall be made for the period covered by the initial Project Operating Budget until a Project Operating Budget for such period is approved, unless the Carlyle Member specifically consents thereto in writing.

(2) If a Project Operating Budget for any subsequent calendar year has not been approved by January 1 of that year, the Company shall continue to operate under the respective Project Operating Budget for the previous year with such adjustments as may be necessary to reflect deletion of non-recurring expense items set forth on the previous Project Operating Budget and increased insurance costs, taxes, utility costs, and debt service payments; however, no payments or reimbursements to the Managing Member or any of its Affiliates (other than the management fee provided for in the approved Property Management Agreement) nor capital expenditures with respect to such Project (other than repairs in the ordinary course or emergency repairs) shall be made for that year until a Project Operating Budget for such year is approved, unless the Carlyle Member specifically consents thereto in writing. The absence of approval for a Project Operating Budget shall not affect operations or payments to be made with respect to any other Project.

Section 4.3 Intentionally omitted.

Section 4.4 Default by the MHI Member.

(a) Each of the following events shall be deemed a material breach of this Agreement by the MHI Member:

(1) if the MHI Member or any Affiliate of the MHI Member who has a material relationship to a Project or Venture or the Company: (A) commits a felony, or (B) commits fraud, intentional misrepresentation, recklessness or willful misconduct with regard to the Company or a Venture or Project;

(2) the affairs and decisions of (x) the MHI Member, (y) the Property Manager (if the Property Manager is an Affiliate of the MHI Member), or (z) any other Affiliate of the MHI Member who is a party to any Developer Affiliate Agreement, ceases to be managed, on a day to day basis, for any period of time, by one or more of the MHI Principals, or any other Person approved by the Carlyle Member in its sole and absolute discretion; unless, with respect to clause (z) only, each of the following is true: (1) concurrently with the change in management of the Affiliate of the MHI Member each Developer Affiliate Agreement with such Affiliate thereafter becomes terminable by the Company (at the sole discretion of the Carlyle Member) without penalty, premium or payment of any kind, and (2) the Carlyle Member has been given prior written notice of such change in management and information regarding the Persons thereafter managing such Affiliate of the MHI Member;

(3) (A) the occurrence of any Transfer by the MHI Member in violation of Section 9.1; or (B) the exercise of any default right or remedy by any beneficiary of an Encumbrance on any Membership Interest of the MHI Member;

(4) if the MHI Member or any Affiliate of the MHI Member who has a material relationship to a Project or Venture or the Company: (A) misapplies any funds derived from a Project or Venture or the Company (including security deposits, insurance proceeds and condemnation awards), unless the misapplication is not intentional, the amount involved is not material and the MHI Member (or its Affiliate) promptly provides restitution thereof; or (B) fails to maintain insurance as required by this Agreement or to pay any taxes or assessments affecting the Project or Venture or the Company when due (unless the Company or Venture has no funds to pay such insurance premiums, taxes or assessments when due and the MHI Member has previously requested a Cost Overrun Contribution from the Members pursuant to an Anticipated Shortfall Funding Notice for the noted purpose of paying such taxes or assessments when due and the Carlyle Member has failed to approve and fund its portion of such Cost Overrun Contribution or with respect to the payment of any taxes or assessments, the Carlyle Member determines to dispute same and to set aside a reserve in the amount of such taxes or assessments in accordance with applicable law);

(5) the Bankruptcy, liquidation or dissolution of (A) the Company (unless consented to or caused by the Carlyle Member), or (B) the MHI Member;

(6) the failure by the MHI Member to make any Capital Contribution required to be made by it under this Agreement or the failure by the MHI Member to make any other material payment required to be made by it under this Agreement (including, without limitation, any payment to be made by the MHI Member under Sections 7.4, 7.5 and 7.7 below);

(7) any default or breach by the Company or a Venture under any Material Business Agreement or Developer Affiliate Agreement which gives a party to such agreement the right to exercise remedies against the Company, the Venture or Project or the Company’s other assets, other than (A) a default that arose materially from, directly or indirectly, an affirmative act of or a refusal or failure to act (and such action was expressly required or approved pursuant to the terms of this Agreement) by the Carlyle Member or any other Carlyle Realty Affiliate, and (B) a default which could not have been avoided or cured by the Company within the required period even if the MHI Member had used its best efforts for the benefit of the Company;

(8) the Company is in default or is unable to draw funds or receive advances under any of the loan documents relating to a Financing (other than a default or inability to draw funds or receive advances that arose materially from an affirmative act of the Carlyle Member or any other Carlyle Realty Affiliate), and a Financing lender has the right due to such default or non-funding event to, and does in fact, exercise remedies against the Company, Venture or a Project or the Company’s other assets or against any Carlyle Realty Affiliate who is an obligor for any of the Financing, refuse to make any further advances of funds under the Financing, and/or require the Company, Venture or any Carlyle Realty Affiliate to provide additional collateral for the Financing; unless and until either (A) the Financing lender has waived such default or other non-funding event and has commenced funding the Financing to or on behalf of the Company or Venture without exercising or retaining any other remedies against the Company, Venture or Project or any of the Company’s other assets or against any Carlyle Realty Affiliate who is an obligor for any of the Financing (including requiring the Company or any Carlyle Realty Affiliate to provide additional collateral for the Financing), or (B) (1) the

MHI Member has a reasonable basis for disputing the Financing lender’s determination that the Company is in default or that a non-funding event has occurred and is diligently pursuing such dispute with the Financing lender, (2) the Financing lender has ceased exercising any rights or remedies against the Company, the Property or any of the Company’s other assets or against any of Carlyle Realty Affiliate who is an obligor for any of the Financing for such default or non-funding event other than a continued failure by the Financing lender to fund the Financing, and (3) less than sixty (60) days have passed since the MHI Member first acquired notice of such default or non-funding event under the Financing and of the Financing lender’s election or threat to exercise remedies with respect thereto;

(9) any person providing Credit Support who is not a Carlyle Realty Affiliate causes the Company to be in default under any of the loan documents for a Financing and the Financing lender has the right due to such default to, and does in fact, make demand or exercise remedies against the Company, a Venture or a Project or the Company’s other assets or against any Carlyle Realty Affiliate who is an obligor for any of the Financing;

(10) any material or repetitive default by an Affiliate of the MHI Member under any Developer Affiliate Agreement (and the continuation of such default beyond the period for cure thereof, if any), other than (A) a default that arose directly or indirectly from an affirmative act of or failure or refusal to act (and such action was expressly required or approved pursuant to the terms of this Agreement) by the Carlyle Member or any other Carlyle Realty Affiliate or (B) a default under any Developer Affiliate Agreement for which the Developer Affiliate Agreement can be terminated by the Company without any penalty or premium;

(11) any breach by MHI Member of a representation or warranty set forth in the Program Agreement or made by the MHI Member or one of its Affiliates in connection with a specific Project; and

(12) the occurrence of any other material breach or default by the MHI Member under the terms of this Agreement (i.e., a breach or default not specifically identified and provided for in this Section 4.4(a)) or a Venture Lease (A) that has a material adverse effect on the Company, a Venture or a Project and (B) remedies for the breach of which are not otherwise specified and limited to such specified remedies under the express terms of this Agreement.

(b) Upon the occurrence of any of the events set forth in Section 4.4(a) above, the Carlyle Member shall send the MHI Member notice of the occurrence of such event, stating the specific bad act or breach that has occurred and the Carlyle Member’s required cure of such event (to the extent same is susceptible of being cured). Upon receiving any such notice from the Carlyle Member, the MHI Member shall have five (5) Business Days to cure or cause the Company to cure any applicable breach that can be cured by the payment of money and ten (10) Business Days to cure any other applicable breach which is capable of being cured, provided that if such non-monetary breach is not reasonably susceptible of being cured within said ten (10) Business Day period, but MHI Member commences such cure within ten (10) Business Days of its receipt of notice of such breach from the Carlyle Member and thereafter diligently pursues the same using commercially reasonable efforts to do so, then said ten (10) Business Day cure period shall be extended for such period as may be reasonably necessary in order to allow a cure, up to, but not in excess of, ninety (90) days from the date of the MHI Member’s receipt of notice of such breach from the Carlyle Member. Notwithstanding the foregoing, the MHI Member acknowledges and agrees that (A) a breach of Subsections 4.4(a)(i), (ii), (iii)(A), (v)(A), (v)(B) and (x) shall not be capable of being cured and no cure period shall be applicable thereto; (B) a breach of Subsection 4.4(a)(iv) shall not be capable of being cured after the expiration of the applicable initial (5) Business Day or ten (10) Business Day cure period applicable thereto even if it is a non-monetary breach that is not reasonably susceptible of being cured within said ten (10) Business Day period; (C) a breach of Subsections 4.4(a)(viii) and (ix) shall not be capable of being cured and no cure period shall be applicable thereto from and after the time that a written notice of default is received by the Company or Venture from the Financing lender or its agent, and any uncompleted cure period for a breach of Subsections 4.4(a)(viii) and (ix) shall end automatically at the time when a written notice of default is received by the Company or a Venture from the Financing lender or its agent; and (D) any such cure period shall be available only (x) to the extent that such event is susceptible of being cured, (y) for so long as such cure period does not exceed the corresponding cure period, if any, applicable to such event which is contained in any of the then-applicable loan documents for a Financing, and (z) on a one time basis only with respect to any specific event. If the MHI Member fails to cure such event within the cure period provided above, if any, or upon the occurrence of any such event described above if a cure period is not applicable thereto, then a “Default Trigger Event” shall be deemed to have occurred, and the Carlyle Member shall send a notice to the MHI Member notifying the MHI Member that such Default Trigger Event has occurred. Thereafter, the change in Distributions pursuant to Section 7.2(e)(2) shall take effect, and the Carlyle Member shall have the absolute right (but not the obligation) to take one or more of the following actions: (1) (x) remove the MHI Member as the Managing Member of the Company (in which case the MHI Member will no longer have any right to take part in the management or affairs of the Company) or (y) remove the MHI Member’s authority with respect to a particular Venture and related Project, (2) terminate any one or more of the Developer Affiliate Agreements, and/or (3) exercise any remedies available at law or equity against the MHI Member, in its capacity as a Member and/or the Managing Member, or as otherwise provided in this Agreement with respect to such Default Trigger Event.

(c) In addition to the other rights and remedies available to the Carlyle Member and the Company for any default or breach of this Agreement by the MHI Member, the Company (acting at the sole direction of the Carlyle Member) shall have the right to withhold and escrow all payments owed by the Company to the Managing Member or its Affiliates under any Developer Affiliate Agreement at any time from or after the termination of such agreement pursuant to Section 4.4(b), and to apply such escrow amounts against the damages owed by the MHI Member to the Company or any of the other Members as a result of such breach or default by the MHI Member. All unapplied amounts shall continue to be held in escrow until such breach or default of the MHI Member has been fully cured by the MHI Member or by the application of such amounts, or upon the dissolution and wrapping up of Company affairs.

Section 4.5 Reimbursement of Member Expenses. The Carlyle Member shall be reimbursed by the Company for all expenses actually incurred by it directly in conjunction with the business and affairs of the Company (including travel and entertainment expenses, telephone costs, and the like but excluding office overhead, salaries, wages, benefits and the like incurred by the Carlyle Member) up to a maximum amount of One Hundred Thousand Dollars ($100,000) per annum (the “Annual Expense Cap”); provided, however, that such Annual Expense Cap shall be reduced by the amount of funds reimbursed to the Carlyle Member by the Lessee during the corresponding time period for expenses incurred by the Carlyle Member in conjunction with the business and affairs of the Lessee under the terms of the Lessee Operating Agreement. Notwithstanding the reimbursement restrictions set forth above in this Section 4.5, any costs and expenses incurred by the Carlyle Member in connection with (a) the formation of and conducting its due diligence with regard to the Company or a particular Venture or Project or (b) the business and affairs of the Company (including, without limitation, its review of any proposed Project and any Acquisition Costs in connection therewith) or each Venture or Project, to the extent not reimbursed under this Section 4.5 will be treated as Initial Capital Contributions made by the Carlyle Member to the Company in accordance with Section 6.1 below. The MHI Member shall be reimbursed by the Company for all reasonable out-of-pocket expenses actually incurred by it directly in conjunction with the business and affairs of the Company (including travel and entertainment expenses, telephone costs, and the like) so long as such expenses are provided for in the applicable Business Plan, Capital Improvement Budget, Project Operating Budget or otherwise approved by the Carlyle Member and so long as the MHI Member is the Managing Member. The MHI Member for so long as it is Managing Member shall be reimbursed for Acquisition Costs incurred by it or any Affiliate in excess of its pro rata share of such costs (based upon the Capital Contribution Ratio of the Members) with respect to any proposed Project that receives Conditional Approval pursuant to the Program Agreement prior to the assignment of the applicable purchase contract to the Company or a Venture, but is not acquired by the Company or a Venture as a result of a Termination Event which was not caused by the negligence or misconduct of, or breach of any of the terms of this Agreement or any of the other Venture Documents by, the MHI Member; provided, however, that if any such proposed Project is acquired by the MHI Member or an Affiliate or owned or managed by MHI Hotels Services, LLC within the next twelve (12) months after such Termination Event, MHI Member shall reimburse the Carlyle Member for its share of any payments made by the Carlyle Member or the Company to the MHI Member in connection with such Project.

Section 4.6 Compensation of the Members. Except as otherwise specifically provided herein or in the Program Agreement, no compensatory payment shall be made by the Company to any Member for the services to the Company of such Member or any member or employee of such Member. Without limiting the generality of the foregoing, (i) any and all brokerage or sales commissions, finders fees or similar compensation paid to the MHI Member or any Affiliate of the MHI Member, in connection with the acquisition of any Project(s) shall inure solely to the benefit of the Company, shall be promptly remitted to the Company by the MHI Member or the applicable Affiliate, and shall not be deemed to be a Capital Contribution of the MHI Member to the Company; and (ii) any and all fees or compensation paid to the Carlyle Member or any Affiliate of the Carlyle Member, in connection with the financing or acquisition of any Projects shall inure solely to the benefits of the Company, shall be promptly remitted to the Company by the Carlyle Member of the applicable Affiliate, and shall not be deemed to be a capital contribution of the Carlyle Member to the Company.

Section 4.7 Intentionally omitted.

Section 4.8 Property Management Agreement. Each Venture that owns a Project shall enter into a Property Management Agreement with a Property Manager pursuant to the Program Agreement in the form attached to the Program Agreement if the Property Manager is a MHI Property Manager or with respect to any Third-Party Property Manager in form and substance acceptable to the Carlyle Member.

Section 4.9 Intentionally omitted.

Section 4.10 Subordination of Management Fees. The management fees to be paid to the MHI Property Manager pursuant to the Property Management Agreement for any Project, shall at all times be subordinate to, and the payment thereof deferred until payment in full of all debt service obligations with respect to the Project Loan and any other loan or other indebtedness incurred with respect to the applicable Project or Venture or the Company but only to the extent required by the lender making such Project Loan. Without limiting the generality of the foregoing, no management fees for any Project or the Company shall be paid unless and until the payment thereof is permitted pursuant to the Financing relating to that Project.

Section 4.11 Indemnification of Members by the Company. To the fullest extent permitted by the Act: (1) the Company shall indemnify, defend and hold harmless each Member who was, is or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (“Proceeding”), any appeal therein, or any inquiry or investigation preliminary thereto by reason of the fact that it is or was a Managing Member or a Member; (2) the Company shall pay or reimburse each Member for expenses incurred by it (A) in advance of the final disposition of a Proceeding to which the Member was, is or is threatened to be made a party, and (B) in connection with its or any of its agents’ appearance as a witness or other participation in any Proceeding. The Company, by adoption of a resolution of all of the Members (or as otherwise agreed in writing), may indemnify and advance expenses to an officer, employee or agent of the Company to the same extent and subject to the same conditions under which it may indemnify and advance expenses to the Members under the preceding sentence. The provisions of this Section 4.11 shall not be exclusive of any other right under any law, provision of this Agreement, or otherwise. Notwithstanding the foregoing, this indemnity shall not apply to actions constituting simple negligence (except as provided in the succeeding sentence), gross negligence, willful misconduct or bad faith, or involving a breach of this Agreement or the Program Agreement. This Indemnity shall apply to actions constituting simple negligence only to the extent that the Company actually receives payment of the proceeds of insurance covering the liability of the Company for such negligence. The Company may purchase and maintain insurance to protect itself, the Members, and any officer, employee or agent of the Company, whether or not the Company would have the power to indemnify such Person under this Section 4.11. This indemnification obligation shall be limited to the assets of the Company and no Member shall be required to make a Capital Contribution or Construction Cost Overrun

Contribution in respect thereof, except as determined by the Carlyle Member in its sole discretion. In addition to the foregoing, but subject to ARTICLE 11 below with respect to allocations of costs and liabilities incurred in connection with any Credit Support being provided by the Members and/or their Affiliates in connection with any Financing, the Company shall indemnify each of the Members and their Affiliates (including each of the MHI Principals) with respect to any Credit Support or any other guaranty or indemnity which is given in connection with any Financing to the extent payment of any payments required to be made by such Member or its Affiliate thereunder; provided, however, that this indemnity shall not apply to actions constituting gross negligence, willful misconduct or bad faith, or involving a breach of this Agreement or the Program Agreement. For purposes of the preceding sentence any “breach of this Agreement” excludes the payment obligations of the MHI Member with respect to any Additional Capital Contributions, Special Capital Contributions or the failure to fund Cost Overruns to the extent such Cost Overruns have been funded by Special Contributions.

Section 4.12 Indemnification by the Members. Each Member agrees to indemnify, defend and hold harmless the Company and the other Members from any loss, claim, damage or liability resulting from actions of such Member constituting gross negligence, willful misconduct or bad faith, any breach of this Agreement or the Program Agreement, or actions of such Member or its Affiliates taken outside the scope of authority provided under this Agreement.

Section 4.13 Conflicts of Interest; Competition.

(a) Subject to provisions of this Section 4.13, the other express provisions of this Agreement and the Program Agreement, each Member or Affiliate thereof may engage in and possess interests in other business ventures of any and every type and description, independently or with others, including ventures in competition with the Company, with no obligation to offer to the Company or any other Member the right to participate therein or to account therefor. No Member may engage in any form of self-dealing, it being understood that any contractual arrangements entered into by and between the Company and any Member or one of its Affiliates shall require the prior written approval of the “non-interested” Member.

(b) Neither the MHI Member nor any Affiliate (including, without limitation, the MHI Principals), any of the Sims Family, nor any of their respective Affiliates, partner, member, or shareholder of the MHI Member, will engage, directly or indirectly, in any capacity of any kind (whether as partner, member, shareholder, director, employee, agent, consultant, advisor or otherwise, however denominated), in the ownership, operation, leasing or management of any hotel, condominium hotel or time share project (including any mixed-use project involving a hotel or condominium hotel or timeshare) located within the same geographic market area (determined by Smith Travel Research as the Primary Competitive Set (as defined in the Program Agreement)) of any Project, or in any other hotel fund without in each case the prior written consent of the Carlyle Member, which consent may be granted or withheld by the Carlyle Member in its sole but reasonable discretion. Notwithstanding the foregoing, the restrictions and limitations of this Section 4.13(b) shall not apply to (but in each instance excluding any of the MHI Principals or any of the Sims Family or any of their respective Affiliates): (i) holders of partnership interests of MHI Hospitality L.P.; (ii) holders of common stock of MHI Hospitality

Corporation or to the officers or directors of MHI Hospitality Corporation other than the MHI Principals or Sims Family; and (iii) hotels and other lodging assets owned by or subject to a purchase agreement with MHI Hospitality Corporation or any of its Affiliates prior to the date the Carlyle Member gives Conditional Approval for a given Project pursuant to the Program Agreement and disclosed in the Preliminary Investment Package.

Section 4.14 Approval and Consent in Writing. Wherever this Agreement requires the approval or consent of a Member, such approval or consent must be in writing to be effective.

Section 4.15 Member Representatives. Whenever under the provisions of this Agreement the approval of any Member is required or any Member is required to take some action at the request of another Member, such approval or such request shall be given for the Managing Member by its Authorized Representative and for the Carlyle Member by its Authorized Representative; and any party to this Agreement shall be authorized to act on any such approval or request. The “Authorized Representative” of the Managing Member shall mean the individual or individuals at the time designated to act on behalf of the Managing Member, which initially shall be the MHI Principals in all respects and may hereafter be changed at the sole discretion of the Managing Member (subject to any other limitations set forth in this Agreement) to any other individual or individuals designated by a written notice from the Managing Member to the Carlyle Member specifying such individual or individuals who will thereafter constitute the Authorized Representative of the Managing Member; and the “Authorized Representative” of the Carlyle Member shall mean the individual or individuals at the time designated to act on behalf of the Carlyle Member, which initially shall be Hayden Jones with respect to all contact and delivery matters and Gary Block or Hayden Jones with respect to all approvals and consents, and may hereafter be changed at the sole discretion of the Carlyle Member (subject to any other limitations set forth in this Agreement) to any other individual or individuals designated by written notice thereof from the Carlyle Member to the Managing Member specifying such individual or individuals who will thereafter constitute the Authorized Representative of the Carlyle Member.

ARTICLE 5

ACCOUNTING AND REPORTING

Section 5.1 Fiscal Year; Accounts; Reports.

(a) The fiscal year of the Company and each Venture shall be the calendar year. The books of account of the Company and each Venture shall be kept and maintained by the Managing Member on an accrual basis in accordance with generally accepted accounting principles applied on a consistent basis applicable to hotels using the Uniform System; provided, however, that any annual audited financial statements and tax returns prepared by the Auditor for the Company and any Subsidiary, including a duly completed K-1 for each Member shall be prepared at the expense of the Company. The Managing Member shall prepare a reconciliation of such books and records to cash receipts and disbursements. The books of account shall be kept at the principal place of business of the Managing Member, and shall at all times be available for inspection by the Carlyle Member. Further, the Managing Member, at the

Company’s expense, shall prepare or cause to be prepared all required federal and state Company and Venture tax filings, which returns shall be delivered to the Carlyle Member within 90 days of calendar year end and timely filed with the appropriate government agencies.

(b) The MHI Member, at its expense, except as otherwise noted, shall provide, or cause to be provided, in a written format and on a computer file formatted as a tab delimited Excel file using a layout determined by the Carlyle Member, the following to each Member with respect to the Company and with respect to each Project and each Venture:

(1) at the earliest practicable time, but in any event not later than ten (10) days after the end of each calendar month the following:

(A) a balance sheet containing ending balances as of the current period and the prior year-end;

(B) an income statement containing (i) actual operating performance vs. budgeted operating performance, (ii) prior year actual operating results, for the current period and the year-to-date, (iii) a narrative discussing major variances between actual vs. budgeted performance, and (iv) occupancy percentage, average daily rate and RevPAR;

(C) a cash flow statement in Microsoft Excel for the current year (actuals to date and budget/forecast thereafter) that details net cash flow for the current period and the year-to-date and that reconciles Net Operating Income with net cash flow for each Project;

(D) a sources and uses statement of actual and projected cash flows for the current year and subsequent years that are within the applicable Business Plan; and

(E) a detail of actual capital expenditures vs. budgeted capital expenditures for the current period and the year-to-date, with a narrative discussing variances between actual vs. budgeted capital expenditures for the current period and year-to-date;

(F) any material governmental notices or other correspondence sent or received with respect to the Company, any Venture or any Project and any reports, default notices or other material communications sent or received during the prior month relating to a Material Business Agreement if not previously delivered;

(G) a copy of all written reports produced by the Property Manager that discuss historical or projected performance of the Property;

(H) a “STAR” report; and

(I) a statement of changes in Members’ equity containing a

detail of Capital Contributions, Distributions and income/loss allocations for each of the Members and in total, for the current period and the year-to-date;

(2) at the earliest practicable time but in no event later than three (3) Business Days prior to the execution thereof by the MHI Member, a copy of each proposed modification of any Material Business Agreement;

(3) any such other written reports, records, statements or information provided to the any franchiser or any Lender (or agent or servicer therefor) and not otherwise furnished to the Carlyle Member under this Section 5.1; and

(4) such other written or electronic reports, records, statements or information that may be reasonably requested by the Carlyle Member from time to time.

The Carlyle Member shall provide to the MHI Member a file layout identifying the required fields for each Excel file. The MHI Member shall match, or shall cause to match, at Company expense, its current system data fields to the appropriate file layout and produce the applicable Excel files. Notwithstanding anything to the contrary in this Agreement, the Carlyle Member may modify the required fields or report formats from time to time at its sole discretion.

(c) At the earliest practicable time but in no event later than ninety (90) days after the end of each Company fiscal year, annual audited financial statements for the and tax returns for the Company and any Subsidiary, including (A) a duly completed K-1 for each Member, prepared by the Auditor at the expense of the Company, and (B) the reports described in Section 5.1(c)(1)(A) through (C), audited at the expense of the Company by the Auditor, (C) from time to time, all other information relating to each Venture and the Company and its business and affairs reasonably requested by any Member.

(d) In addition (x) to the extent that any Project Loan provides for disbursement of loan proceeds following the acquisition of a Project, the Managing Member shall furnish to the Carlyle Member copies of all draw requests under the Project Loan when submitted to the lender, together with any related documentation, and (y) the Managing Member shall furnish to the Carlyle Member an unaudited statement of Cash Flow and an unaudited statement setting forth the Profits and Losses of the Company and each Venture for such fiscal year.

(e) Each Member, at its expense, may at all reasonable times during usual business hours audit, examine, and make copies of, or extracts from, the books of account, records, files, and bank statements of the Company and each Venture. Such right may be exercised by any Member or by its designated agents or employees.

Section 5.2 Bank Accounts. The Members shall open and maintain (in the name of the Company) a special bank account or accounts in a bank or savings and loan association, the deposits of which are insured, up to the applicable limits, by an agency of the United States government, in which shall be deposited all funds of the Company. The Members shall also open and maintain (in the name of each Venture) a special bank account or accounts, similarly maintained and insured, in which shall be deposited all funds of each respective Venture. Withdrawals therefrom shall be made upon the signatures of such Persons as the Members shall designate. Upon the Managing Member’s receipt of written notice of the occurrence of a Default Trigger Event, the Managing Member and its account designee shall no longer have the right or be permitted to access such accounts.

ARTICLE 6

CAPITAL CONTRIBUTIONS

Section 6.1 Initial Capital Contributions. Upon the approval of the Carlyle Member to proceed with a Venture as contemplated by Section 2.5 of the Program Agreement, the Members shall (subject to Sections 2.2(a) and (b) of the Program Agreement) make the Capital Contributions for such Venture and corresponding Series (“Initial Capital Contributions”) to the Company in accordance with their respective Capital Sharing Ratios as contemplated by the Capital Improvement Budget and the Project Operating Budget for the subject Project and Venture within five (5) Business Days of the receipt of the request therefor made by the Managing Member accompanied by the information required pursuant to Section 5.2 of the Program Agreement. In addition, upon the execution of this Agreement, the Members shall make an Initial Capital Contribution to the Company in an amount sufficient to reimburse the Members for their due diligence costs, legal costs and other out-of-pocket expenses incurred to third parties in connection with (a) the formation of the Company (up to an aggregate of $50,000 for each of the Carlyle Member and the MHI Member) and conducting its due diligence with regard to the Company and each Venture and Project and (b) the business and affairs of the Company or each Venture or Project, pursuant to, and subject to the limitations set forth in, Section 4.5, which may be allocated by the Members among each of the Series. In determining the amount of cash contributed by the Members pursuant to this Section 6.1, each Member who has incurred and paid any of the foregoing costs and expenses referenced in the previous sentence, and are not being reimbursed by the Company, can credit its qualifying costs and expenses incurred under Section 4.5 hereof (to the extent not reimbursed by the Company in accordance with Section 4.5 and this Section 6.1) against the amount otherwise owed by such Member under this Section 6.1, which amounts so credited shall be deemed to be an Initial Capital Contribution to the Company made at the same time as any cash payment made or otherwise required to be made by such Member to the Company under this Section 6.1. Upon request, the Member being credited its costs pursuant to this Section 6.1 shall provide reasonable supporting verification to the Managing Member and the Carlyle Member for all costs for which any credit against its cash Initial Capital Contributions is requested under this Section 6.1.

The amount and contribution date of each Initial Capital Contribution (including, without limitation, the amount and nature of each of the costs and expenses funded by the Members and reimbursed pursuant to Section 6.1 or credited against the amount of cash required to be contributed by such Members pursuant to Section 6.1) shall be noted by the Managing Member in the books and records of the Company promptly following its receipt by the Company, and a copy of such notation shall be promptly delivered to the Carlyle Member along with an updated list of all Capital Contributions made to and Distributions made by the Company as of such date.

Section 6.2 Additional Capital Contributions.

(a) At any time after the Initial Capital Contributions have been funded to or for the benefit of the Company with respect to a Series or for the general benefit of the Company, the applicable Member shall make such additional cash contributions to the Company as are determined and requested by the Carlyle Member from time to time, in order for the Company to discharge its liabilities, to protect its assets or to otherwise conduct its business which are not properly the subject of a Construction Cost Overrun Contribution, including, without limitation, for funding any increase in the Capital Improvement Budget for a particular Project approved by the Carlyle Member as part of a change in the scope of such Project (the “Additional Capital Contributions”), and the Managing Member shall have an affirmative duty to promptly notify the Carlyle Member in writing of the need for and the use of any such Additional Capital Contributions (such a notice being hereinafter referred to as an “Anticipated Capital Funding Notice”). Following the Carlyle Member’s receipt of an Anticipated Capital Funding Notice the Carlyle Member shall make an independent determination, in its sole discretion, whether or not to call for an Additional Capital Contribution based on such Anticipated Capital Funding Notice, and the Managing Member shall fully cooperate with the Carlyle Member with respect to such determination (including promptly providing such information as is requested by the Carlyle Member). Once the Carlyle Member determines that an Additional Capital Contribution is required and should be made by the Members of one or more Series (whether due to an Anticipated Capital Funding Notice or on its own initiative), the Carlyle Member shall send all of the other Members of such Series a written request for such Additional Capital Contributions, which shall include a reasonably detailed description of the proposed use and purpose of such Additional Capital Contributions, the reason why such funds are not expected to be available from Net Cash Flow generated by such Venture or from Financing proceeds available to such Venture or Series, and the date on which such Additional Capital Contributions need to be made by the Members of such Series to the Company. All Additional Capital Contributions shall be made, on or before the date therefor specified in such request of the Carlyle Member, in accordance with each of the Members respective Capital Sharing Ratios for such Series. Such Additional Capital Contributions made by the Members of a Series shall constitute additional Capital Contributions to the Company with respect to such Series.

(b) A failure by any Member of a Series to contribute any of its Additional Capital Contributions as required by this Section 6.2 within fifteen (15) Business Days after the date provided in the written request to the Members as described in Section 6.2(a), shall constitute a default under this Agreement entitling the Company and the other Members of such Series to exercise any and all rights and remedies that may be available under this Agreement for a default, including, without limitation, those rights specified in Section 6.5.

Section 6.3 Construction Cost Overrun Contribution.

(a) With respect to each Project and Series, each Member of such Series shall make such additional cash contributions to the Company and Series as are determined and requested by the Carlyle Member from time to time, in order for the Venture corresponding to such Series to pay for any Construction Cost Overruns with respect to its Project (the “Construction Cost Overrun Contributions”). The Managing Member shall have an affirmative duty to promptly notify the Carlyle Member in writing of the need for and the use of any such Construction Cost Overrun Contributions (such a notice being hereinafter referred to as an “Anticipated Shortfall Funding Notice”). Following the Carlyle Member’s receipt of an Anticipated Shortfall Funding Notice, the Carlyle Member shall make an independent determination, in its sole discretion, whether or not to call for Construction Cost Overrun Contributions based on such Anticipated Shortfall Funding Notice, and the Managing Member shall fully cooperate with the Carlyle Member with respect to such determination (including promptly providing such information as is requested by the Carlyle Member). Once the Carlyle Member determines that Construction Cost Overrun Contributions are required and should be made by the Members of a Series (whether due to an Anticipated Shortfall Funding Notice or otherwise on its own basis), the Carlyle Member shall so notify the Managing Member and the Managing Member shall promptly thereafter (and in any event no later than ten (10) days thereafter) send to the Carlyle Member a written request for such Construction Cost Overrun Contributions, which shall include a reasonably detailed description of the proposed use and purpose of such Construction Cost Overrun Contributions, the reason why such funds are not expected to be available from Net Cash Flow generated by such Venture or from Financing proceeds available to such Venture or Series, and the date on which such Construction Cost Overrun Contributions need to be made by the Members of such Series to the Company. All Construction Cost Overrun Contributions shall be made, on or before the date therefor specified in such request of the Managing Member, by and between the MHI Member and the Carlyle Member in proportion to the Construction Cost Overrun Sharing Ratios for all Construction Cost Overruns.

(b) A failure by any Member to contribute any of its Construction Cost Overrun Contributions as required by this Section 6.3 within five (5) Business Days after the date provided in the written request to the Members as described in Section 6.3(a), shall constitute a default under this Agreement entitling the Company and the other Members to exercise any and all rights and remedies that may be available under this Agreement for a default, including, without limitation, those rights specified in Section 6.5.

Section 6.4 Intentionally omitted.

Section 6.5 Failure to Make Contributions.

(a) If any Member fails to contribute all or any portion of any required Capital Contribution or Construction Cost Overrun Contribution when due, it shall be considered a “Non-Funding Member” and shall be in default under this Agreement and subject to all rights and remedies that the Company may have at law or in equity against such Non-Funding Member, including, without limitation, the rights and remedies set forth below in this Section 6.5.

(b) The Company shall, upon notice to the Non-Funding Member, permit the

Carlyle Member (if the MHI Member is the Non-Funding Member), or the MHI Member (if the Carlyle Member is a Non-Funding Member) (the “Contributing Member”), to advance that portion of the required Capital Contribution or Construction Cost Overrun Contribution that the Non-Funding Member has failed to timely contribute or pay, as the case may be, and such amount so advanced by the Contributing Member shall constitute a “Special Capital Contribution” (and a capital contribution for Capital Account and income tax purposes, but shall not constitute a Capital Contribution) and the Contributing Member shall be entitled to receive all amounts required to be paid with respect thereto under Section 7.2(a) and 7.2(b) of this Agreement, and the Contributing Member shall be entitled to such payments before the Company makes any further payments to the Non-Funding Member under this Agreement or to any Affiliate of the Non-Funding Member which is/are a service provider to the Company (whether before or after dissolution of the Company) under any Developer Affiliate Agreement. The Members acknowledge and agree that no Special Capital Contribution shall constitute a waiver of a default by the Non-Funding Member of its obligations hereunder.

Section 6.6 Return of Contributions. Except as expressly provided herein, no Member shall be entitled to (a) the return of any part of its Capital Contributions, Special Capital Contributions or Construction Cost Overrun Contributions, (b) any interest in respect of any Capital Contributions, Special Capital Contributions or Construction Cost Overrun Contributions, or (c) the fair market value of its Membership Interest in connection with a withdrawal from the Company or otherwise. Un-repaid Capital Contributions, Special Capital Contributions and Construction Cost Overrun Contributions shall not be a liability of the Company, any Venture, or of any Member; provided, however, that un-repaid Special Capital Contributions shall remain a liability of the Non-Funding Member to the extent not paid by the Company or otherwise pursuant to the terms of this Agreement. No Member shall be required to contribute or lend any cash or property to the Company to enable the Company to return any Member’s Capital Contributions or Construction Cost Overrun Contributions except as provided in Sections 7.4, 7.5, 7.6 and 7.7 below.

Section 6.7 Reserves. As required for payment of capital improvements to Projects and other expenses or other liabilities by Ventures from time to time, or as set forth in the Business Plan for any Project, the Carlyle Member may establish reserves in such amounts as the Carlyle Member may reasonably determine to be funded out of Capital Contributions, Construction Cost Overrun Contributions, Operating Revenues or Capital Proceeds.

Section 6.8 Member Loans. Subject to the terms and conditions of any Financing, if the Company shall have insufficient cash to discharge its liabilities, to protect its assets or to otherwise conduct its business in accordance with the Business Plan(s) then in effect, any one or more of the Members, with the mutual approval of the Carlyle Member and the Managing Member, may advance such funds for the Company on such terms and conditions as the lending Member, the Carlyle Member and the Managing Member may agree upon. Each such advance shall constitute a loan from such Member to the Company on such agreed upon terms and shall not constitute a Capital Contribution.

Section 6.9 Balances. The Company’s books and records shall contain entries indicating the aggregate amount of all Capital Contributions, Special Capital Contributions, Construction Cost Overrun Contributions and loans made to the Company and the Distributions and payments made by the Company thereon.

ARTICLE 7

DISTRIBUTIONS

Section 7.1 Distributions in General. Subject to the terms of Section 4.4(b), the Managing Member shall cause the Company to make distributions to its Members in accordance with the terms and conditions of this ARTICLE 7. Except as expressly consented to by the Carlyle Member, the Managing Member shall distribute, in accordance with Section 7.2, all Net Cash Flow monthly, and all Capital Proceeds within five (5) days after the Company receives such Capital Proceeds less any reserves which the Carlyle Member requires to be maintained. To the extent that any Series (the “Creditor Series”) satisfies a debt, liability, cost or other obligation on behalf of one or more other Series (the “Borrower Series”) which may only occur with the consent of, or at the direction of, the Carlyle Member, the Borrower Series shall promptly reimburse the Creditor Series (without interest) for the Borrower Series’ allocable share (as reasonably determined by the Managing Member and the independent accountants of the Company, with the approval of the Carlyle Member) of such obligation, which reimbursement amount shall be treated as cash and property received by the Creditor Series instead of the Borrower Series for purposes of Section 7.2. This may occur, for example, (i) if Properties owned by two or more Series are pledged to cross-collateralize their respective Financings, and the release price for any Property exceeds one hundred percent (100%) of any Series’ allocable portion of such Financing indebtedness, thereby reducing the outstanding Financing amount owed by other Series upon the payment of the release price for its Property, (ii) if Net Cash Flow from any Property is used to pay the Operating Expenses, Financing Costs or other obligations of any other Property or Series, (iii) if Property owned by a Series is sold for a price that generates Capital Proceeds, which together with prior Distributions of Net Cash Flow from such Property and other Distributions, including all Lessee Distributions related to such Property, provides the Carlyle Member of such Series with an amount exceeding a fifteen percent (15%) Internal Rate of Return with respect to the Capital Contributions of the Carlyle Member allocable to that Series (including Lessee Capital Contributions related to such Property), and thereby causes other Series to bear a greater share of the total Promote Distributions made to the Managing Member (i.e. such excess share being those Promote Distributions paid to the Managing Member, if any, out of the Net Cash Flow and/or Capital Proceeds of such other Property and Series, prior to the time that the Carlyle Member of such other Series have received a fifteen percent (15%) Internal Rate of Return with respect to the Capital Contributions of such Carlyle Member allocable to such Series), (iv) if Members of one or more Series are paid a Special Return out of funds generated by the Property of another Series pursuant to Section 7.2(b), (v) if there is a Carlyle Makeup Distribution that, based upon the relative performance of the Properties of the respective Series, should be distributed disproportionately among the Series, and (vi) for similar reasons, as reasonably determined by the Carlyle Member. In calculating the Internal Rate of Return for any Venture or Series, all Lessee Capital Contributions and Lessee Distributions with respect to the Venture Lessee corresponding to such Venture or Series shall be aggregated with all Capital Contributions and Distributions with respect to such Venture or Series. In addition, to the extent that any Borrower Series is unable to fully reimburse each of its Creditor Series for all amounts owed by such Borrower Series pursuant to this Section 7.1, then the amount that the Borrower Series is able to reimburse shall be paid on a pro-rata basis to each of its Creditor Series based on the amount owed to each Creditor Series.

Section 7.2 General Order of Distributions. Except as otherwise provided in this ARTICLE 7, all cash and other property received by the Company and available for distribution to the Members during any particular period in accordance with the terms of this Agreement, shall be distributed to the Members in the following order of priority:

(a) first, cash and property received by or allocated to each Series shall be distributed one hundred percent (100%) to the Contributing Members of such Series, collectively in proportion to their respective outstanding Special Return for such Series, until the Contributing Members of such Series have received, on a collective basis under this Section 7.2(a) and Sections 7.2(b) and 7.4, an amount equal to their Special Return for such Series;

(b) second, cash and property received by or allocated to any Series shall be distributed one hundred percent (100%) to the Contributing Members of all the Series, collectively in proportion to their respective outstanding Special Return, until all of the Contributing Members have received, on a collective basis under this Section 7.2(b) and Sections 7.2(a) and 7.4, an amount equal to their Special Return;

(c) third, cash and property received by or allocated to each Series shall be distributed one hundred percent (100%) to each of the Members, on a pro rata basis in accordance with their respective Capital Contribution Ratios, until the Members in all Series (but not necessarily any one Series) have received, on a collective basis under this Section 7.2(c), Section 7.2(e) and Section 7.5, an Internal Rate of Return of fifteen percent (15%) on all of their Capital Contributions;

(d) fourth, cash and property received by or allocated to each Series shall be distributed one hundred percent (100%) to each of the Members, on a pro rata basis which gives each Member an equal Internal Rate of Return on all of its respective Construction Cost Overrun Contributions until the Members in all Series (but not necessarily any one Series) have received, on a collective basis under this Section 7.2(d), an Internal Rate of Return of fifteen percent (15%) on all of their Construction Cost Overrun Contributions; then

(e) thereafter, as follows:

(1) If no Default Trigger Event shall have occurred and subject to the provisions of Section 7.4 and 7.5 below, a percentage of all then remaining cash and property (the “Remaining Proceeds”) shall be distributed to the Members in accordance with their Capital Contribution Ratios (the “Members’ Percentage”) and a percentage of the Remaining Proceeds shall be distributed to MHI Member as a profit distribution (the “MHI Promote Percentage”), with such distributions to be determined as follows:

For so long as the Members’ resulting Internal Rate of Return from Distributions of Remaining Proceeds (after the MHI Promote Percentage) is	The Members’ Percentage will be	and the MHI Promote Percentage will be
(i) first, greater than 15% and up to and including 25%	(i) 77%	(i) 23%
(ii) thereafter, greater than 25%	(ii) 56%	(ii) 44%

or

(2) If a Default Trigger Event shall have occurred, one hundred percent (100%) shall be distributed to the Members in accordance with their respective Capital Contribution Ratios.

Section 7.3 Intentionally Omitted.

Section 7.4 Lookback with Respect to Special Capital Contributions. Notwithstanding the provisions of Section 7.2 above, at such time as the Company IRR has been finally determined by the Carlyle Member to be an amount greater than twenty-five (25%), the Contributing Members shall be paid an amount as a Distribution (the “Additional Return”) which, when combined with the amounts paid to the Contributing Members pursuant to Section 7.2(a) and 7.2(b) and taking into account all Lessee Capital Contributions to and Lessee Distributions by the Lessee, is sufficient to achieve for the Contributing Members, to the date of payment, an Internal Rate of Return on the Special Capital Contributions (as if the Special Capital Contributions were the only applicable Capital Contributions and the amounts paid to the Contributing Members pursuant to Sections 7.2(a) and 7.2(b) and this Section 7.4 are the only applicable Distributions) equal to the Company IRR. To the extent that there are insufficient funds in the Company to pay such Additional Return amount, then the Non-Funding Member shall return, immediately, any Distributions previously made to it by the Company so that the Additional Return will be able to be paid in full to the Contributing Members. No such repayment shall constitute a Capital Contribution by the Non-Funding Member (but shall constitute a capital contribution for Capital Account and income tax purposes).

Section 7.5 Lookback on Excess Promote Distributions. Notwithstanding the provisions of Section 7.2 above, but subject to the terms of Section 7.4 above, from and after the time that any Promote Distributions have been made to the MHI Member, then each time prior to the distribution of any cash and property of the Company made available for Distributions, and after the establishment of an amount for reasonable reserves for remaining Company obligations, debts and liabilities as reasonably estimated by the Managing Member and consented to by the Carlyle Member (which consent shall not be unreasonably withheld), the Company shall make a good faith determination of whether or not such cash and other property available for Distributions and the net liquidation value of any remaining Property or other assets of the Company (the “Final Material CP”), if distributed to the Members as Distributions in accordance with Section 7.2 (after taking into account the provisions of Section 7.4) would be enough to provide, on a collective basis with all prior Distributions received pursuant to Section 7.2(c), 7.3(d) or 7.2(e) with respect to any and all Series, and taking into account all Lessee Capital Contributions to and Lessee Distributions by the Lessee, the Carlyle Member an Internal Rate of Return of fifteen percent (15%) on all of its Capital Contributions and Construction Cost Overrun Contributions (the “Carlyle Base Return”). If it is determined by the Company that such Final Material CP would not be sufficient to provide the Carlyle Member with the Carlyle Base Return if distributed in accordance with Section 7.2 (after taking into account the provisions of Section 7.4), then notwithstanding the terms of Section 7.2, all amounts then and thereafter available for distribution to the MHI Member as Distributions or otherwise by the Company shall be paid in the following priority: (i) first to the Carlyle Member as Distributions under this Section 7.5 (the “Carlyle Makeup Distribution”) until either (A) an amount equal to the sum of all Promote Distributions previously received by the Managing Member has been received by the Carlyle Member as Distributions pursuant to this Section 7.5 or (B) the Carlyle Member has received the Carlyle Base Return, and (ii) thereafter to the Members in accordance with Section 7.2 as Distributions thereunder subject to the other terms of this ARTICLE 7. If the amount of Distributions required to fully pay the Carlyle Makeup Distribution is greater than the Final Material CP, then the MHI Member shall return, immediately, any and all Promote Distributions previously made to it by the Company to the extent required to fully pay the Carlyle Makeup Distribution to the Carlyle Member. No such repayment shall constitute a Capital Contribution by the Managing Member (but shall constitute a capital contribution for Capital Account and income tax purposes).

Section 7.6 Intentionally Omitted.

Section 7.7 Incorrect Distributions. Any distribution or payment of money by or on behalf of the Company to any Member which is in excess of the amount required or permitted under the terms of this Agreement shall be held by the recipient of such funds as trust funds for the benefit of the Person who would have been entitled to such funds if all Distributions or payments of money by or on behalf of the Company to each of the Members had been made strictly in accordance with the terms of this Agreement. No claim can be made under this Section 7.7 after three (3) years from the date of the final liquidation and termination of the Company. The terms of this Section 7.7 are solely for the benefit of any Member of the Company and not for any other Person, including, without limitation, any creditor of the Company.

ARTICLE 8

CAPITAL ACCOUNTS, ALLOCATIONS, AND TAX MATTERS

Section 8.1 Capital Accounts and Series Capital Accounts.

(a) Establishment and Maintenance. A separate capital account (“Capital Account”) will be maintained separately for each Member. In addition, a separate capital account (a “Series Capital Account”) will be maintained separately for each Member of each Series. The Capital Account and Series Capital Account of each Member will be determined and adjusted as follows:

(1) Each Member’s Capital Account and applicable Series Capital Account will be credited with the Member’s Capital Contributions for such Series, the Member’s distributive share of Series Profits, any items in the nature of income or gain that are specially allocated to the Member under Section 8.3(b) for such Series, and the amount of any Company liabilities that are assumed by the Member or secured by any Company property distributed to the Member with respect to such Series.

(2) Each Member’s Capital Account and applicable Series Capital Account will be debited with the amount of cash and the Gross Asset Value of any Company property distributed to the Member with respect to such Series under any provision of this Agreement, the Member’s distributive share of Series Losses, any items in the nature of deduction or loss that are specially allocated to the Member under Section 8.3(b) for such Series, and the amount of any liabilities of the Member assumed by the Company or which are secured by any property contributed by the Member to the Company with respect to such Series.

(3) If any interest in the Company is transferred in accordance with the terms of this Agreement, the transferee will succeed to the Capital Account and the Series Capital Account of the transferor to the extent it relates to the transferred interest.

(b) Modifications by the Carlyle Member. The provisions of this Section 8.1 and the other provisions of this Agreement relating to the maintenance of Capital Accounts have been included in this Agreement to comply with Section 704(b) of the Code and the Regulations promulgated thereunder and will be interpreted and applied in a manner consistent with those provisions. The Carlyle Member may modify the manner in which the Capital Accounts are maintained under this Section 8.1 to comply with those provisions, as well as upon the occurrence of events that might otherwise cause this Agreement not to comply with those provisions; however, without the consent of the MHI Member (not to be unreasonably withheld or delayed), the Carlyle Member may not make any modification to the way Capital Accounts are maintained if such modification would have the effect of changing the amount of distributions to which any Member would be entitled during the operation, or upon liquidation, of the Company.

Section 8.2 Adjustment of Gross Asset Value. Gross Asset Value, with respect to any asset, is the adjusted basis of that asset for federal income tax purposes, except as follows:

(a) The initial Gross Asset Value of any asset contributed (or deemed contributed under Code Sections 704(b) and 752 and the Regulations promulgated thereunder) by a Member to the Company will be the fair market value of the asset on the date of the contribution, as reasonably determined by the Carlyle Member.

(b) The Gross Asset Values of all Company assets will be adjusted, if the Carlyle Member determines that it is necessary or appropriate to do so, to equal the respective fair market values of the assets, as determined by the Carlyle Member, as of (1) the acquisition of an additional interest in the Company by any new or existing partner for more than a de minimis capital contribution, (2) the distribution by the Company to a Member of more than a de minimis amount of Company property as consideration for an interest in the Company as determined by the Carlyle Member, and (3) the liquidation of the Company or any Series within the meaning of Regulations Section 1.704-1(b)(2)(iv)(f)(5).

(c) The Gross Asset Value of any Company asset distributed to any Member will be the gross fair market value of the asset on the date of distribution as reasonably determined by the Carlyle Member.

(d) The Gross Asset Values of Company assets will be increased or decreased to reflect any adjustment to the adjusted basis of the assets under Code Section 734(b) or 743(b), but only to the extent that the adjustment is taken into account in determining Capital Accounts under Regulations Section 1.704-1(b)(2)(iv)(m), provided the Gross Asset Values will not be adjusted under this Section 8.2(d) to the extent that the Carlyle Member determines that an adjustment under Section 8.2(b) is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment under this Section 8.2(d).

(e) After the Gross Asset Value of any asset has been determined or adjusted under Section 8.2(a), 8.2(b) or 8.2(d), Gross Asset Value will be adjusted by the Depreciation taken into account with respect to the asset for purposes of computing Profits of Losses.

Section 8.3 Profits, Losses and Distributive Shares of Tax Items.

(a) Profits and Losses. Except as otherwise provided in Section 8.3(b), Profits and Losses of each Series for any taxable year (and any item of income, gain, loss or deduction thereof) shall be calculated separately for each Series and allocated to the Members in a manner such that, as nearly as possible, immediately after such allocation each Member’s balance in its Series Capital Accounts equals the amount such Member would be entitled to receive if the Company and each such Series were dissolved as of such date, its affairs wound up and its assets distributed to the Members pursuant to Section 7.2 (but subject to Sections 7.4, 7.5 and 7.7), taking into account the Member’s share of Partnership Minimum Gain and Partner Nonrecourse Debt Minimum Gain for each Series before the hypothetical sale. Immediately prior to such hypothetical dissolution of the Company and each Series, each asset of the Company and each Series shall be deemed to have a value equal to its Gross Asset Value as of such date.

(b) Special Allocations. The following special allocations will be made for each Series in the following order and priority before allocations of Profits and Losses:

(1) Partnership Minimum Gain Chargeback. If there is a net decrease in Partnership Minimum Gain during any taxable year or other period for which allocations are made, before any other allocation under this Agreement, each Member will be specially allocated items of Company income and gain for that period (and, if necessary, subsequent periods) in proportion to, and to the extent of, an amount equal to such Member’s share of the net decrease in Partnership Minimum Gain during such year determined in accordance with Regulations Section 1.704-2(g)(2). The items to be allocated will be determined in accordance with Regulations Section 1.704-2(g). This Section 8.3(b)(1) is intended to comply with the Partnership Minimum Gain chargeback requirements of the Regulations, will be interpreted consistently with the Regulations and will be subject to all exceptions provided therein.

(2) Partner Nonrecourse Debt Minimum Gain Chargeback. Notwithstanding any other provision of this Section 8.3, if there is a net decrease in Partner Nonrecourse Debt Minimum Gain with respect to a Partner Nonrecourse Debt during any taxable year or other period for which allocations are made, any Member with a share of such Partner Nonrecourse Debt Minimum Gain (determined under regulations Section 1.704-2(i)(5)) as of the beginning of the year will be specially allocated items of Company income and gain for that period (and, if necessary, subsequent periods) in an amount equal to such Member’s share of the net decrease in the Partner Nonrecourse Debt Minimum Gain during such year determined in accordance with Regulations Section 1.704-2(i)(4). The items to be allocated will be determined in accordance with Regulations Section 1.704-2(i)(4). This Section 8.3(b)(2) is intended to comply with the Partner Nonrecourse Debt Minimum gain chargeback requirements of the Regulations, will be interpreted consistently with the Regulations and will be subject to all exceptions provided therein.

(3) Qualified Income Offset. A Member who unexpectedly receives any adjustment, allocation or distribution described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5), or (6) will be specially allocated items of Company income and gain in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of the Member’s Series Capital Account as quickly as possible.

(4) Nonrecourse Deductions. Nonrecourse Deductions attributable to a Series for any taxable year or other period for which allocations are made will be allocated among the Members in proportion to their respective Capital Contribution Ratios with respect to that Series.

(5) Partner Nonrecourse Deductions. Notwithstanding anything to the contrary in this Agreement, any Partner Nonrecourse Deductions with respect to any Series for any taxable year or other period for which allocations are made will be allocated to the Member who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i).

(6) Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset under Code Sections 734(b) or 743(b) is required to be taken in account in determining Capital Accounts with respect to any Series under Regulations Section 1.704-1(b)(2)(iv)(m), the amount of the adjustment to such Capital Accounts will be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis), and such items of gain or loss will be specially allocated to the

Members in a manner consistent with the manner in which their Capital Accounts and applicable Series Capital Accounts are required to be adjusted under Regulations Section 1.704-1(b)(2)(iv)(m).

(7) Curative Allocations. The allocations set forth in this Section 8.3(b) (the “Regulatory Allocations”) are intended to comply with certain requirements of Regulations Sections 1.704-1(b) and 1.704-2. The Regulatory Allocations with respect to a Series may effect results which would be inconsistent with the manner in which the Members intend to divide Company distributions. Accordingly, the Carlyle Member is authorized to divide other allocations of Profits, Losses, and other items with respect to such Series among the Members, to the extent that such items exist, so that the net amount of the Regulatory Allocations and the special allocations to each Member with respect to such Series is zero. The Carlyle Member will have discretion to accomplish this result in any reasonable manner that is consistent with Code Section 704 and the related Regulations.

(c) Tax Allocations, Code Section 704(c). For federal, state and local income tax purposes, Company income, gain, loss, deduction or expense (or any item thereof) with respect to the Company and each Series for each taxable year shall be allocated to and among the Members to reflect the allocations made pursuant to the provisions of this Section 8.3 for such taxable year. In accordance with Code Section 704(c) and the related Regulations, income, gain, loss and deduction (as determined for income tax purposes) with respect to any property contributed to the capital of the Company or any Series will be allocated, solely for income tax purposes, among the Members so as to take account of any variation between the adjusted basis to the Company of the property for federal income tax purposes and the initial Gross Asset Value of the property (computed in accordance with Section 8.2). If the Gross Asset Value of any Company asset is adjusted under Section 8.2(b), subsequent allocations of income, gain, loss and deduction with respect to that asset will take account of any variation between the adjusted basis of the asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the related Regulations. Any elections or other decisions relating to allocations under this Section 8.3(c) will be made in any manner that the Carlyle Member, with the consent of the MHI Member (not to be unreasonably withheld or delayed), determines reasonably reflects the purpose and intention of this Agreement. Allocations under this Section 8.3(d) are solely for purposes of federal, state and local taxes and will not affect, or in any way be taken into account in computing, any Member’s Capital Account, Series Capital Account, or share of Profits, Losses or other items or distributions under any provision of this Agreement.

(d) Excess Nonrecourse Liabilities. The Company shall allocate all of its “excess nonrecourse liabilities” (within the meaning of Regulations Section 1.752-3(a)(3)) of each Series in proportion to each Member’s Capital Contribution Ratio for such Series.

(e) Members shall be bound by the provisions of this Section 8.3 in reporting their shares of Company income and loss for income tax purposes.

Section 8.4 Tax Filings. If the Carlyle Member and the MHI Member mutually determine that it is appropriate to do so, a separate federal income tax return shall be prepared annually for one or more Series with such Series being treated as separate partnerships for tax purposes, and with special allocations of Profits and Losses and items thereof being made and reported for each Series (and the Members thereof) on its separate tax return. Any Borrower Series shall be charged on its separate return (if any) with the expense of any amounts due any Creditor Series, and the Creditor Series shall report such payment in the appropriate manner on its separate tax return (if any). No Series shall elect to be taxable as a corporation for federal income tax purposes. The Managing Member shall cause the accountants for the Company to prepare and file all necessary federal and state income tax returns and other tax filings for the Company and each Series, including making the elections described in Section 8.5; provided, however, that the Managing Member shall give the Carlyle Member a reasonable period of time to review and approve of any such tax return before it is filed or delinquent. Each Member shall furnish to the Managing Member all pertinent information in its possession relating to Company operations that is necessary to enable such tax returns to be prepared and filed.

Section 8.5 Tax Elections. The following elections shall be made on the appropriate returns of the Company:

(a) to adopt the calendar year as the Company’s fiscal year;

(b) to adopt the accrual method of accounting and to keep the Company’s books and records on the income-tax method;

(c) if there is a distribution of Company property as described in Section 734 of the Code or if there is a transfer of a Company interest as described in Section 743 of the Code, upon written request of any Member, to elect, pursuant to Section 754 of the Code, to adjust the basis of Company properties; and

(d) to elect to amortize the organizational expenses of the Company ratably over the period permitted by Section 709(b) of the Code.

No election shall be made by the Company or any Member to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state laws.

Section 8.6 Tax Matters Partner. The Carlyle Member shall be the “tax matters partner” of the Company and each Series pursuant to Section 6231(a)(7) of the Code. As tax matters partner, such Member shall take such action as may be necessary to cause each other Member to become a “notice partner” within the meaning of Section 6223 of the Code. Such Member shall inform each other Member of all significant matters that may come to its attention in its capacity as tax matters partner by giving notice thereof within ten days after becoming aware thereof and, within such time, shall forward to each other Member copies of all significant written communications it may receive in such capacity. Such Member shall not take any action contemplated by Sections 6222 through 6232 of the Code, other than executing a consent to extend the statute of limitations, without the consent of the Managing Member. This provision is not intended to authorize such Member to take any action left to the determination of an individual Member under Sections 6222 through 6232 of the Code.

Section 8.7 Allocations on Transfer of Interests. All items of income, gain, loss, deduction, and credit allocable to any interest in the Company that may have been transferred shall be allocated between the transferor and the transferee based upon that portion of the calendar year during which each was recognized as owning such interest, without regard to the results of Company operations during any particular portion of such calendar year and without regard to whether cash distributions were made to the transferor or the transferee during such calendar year; however, such allocation shall be made in accordance with a method permissible under Section 706 of the Code and the Regulations thereunder.

Section 8.8 Certain Tax Prohibited Activities.

(a) The Carlyle Member and the MHI Member shall consult in good faith in the event that the MHI Member reasonably believes that a proposed investment or activity, if undertaken by the Company, would adversely affect the MHI Member’s ability to qualify for taxation as a real estate investment trust under the Code or would subject it to tax under Sections 857(b)(6) or (b)(7) of the Code. Notwithstanding anything to the contrary contained in this Agreement, or any other agreement between the parties, the Managing Member shall be authorized to take, and to cause the Company or any Series to take, any and all actions, including curative actions, as it shall deem to be necessary to maintain the status of the MHI Member as a real estate investment trust under the Code and to avoid subjecting the MHI Member to any taxes or other liability under Section 857(b)(6); provided, however, that the MHI Member shall bear the Carlyle Member’s share of out-of-pocket costs and hold the Carlyle Member harmless for any economic and tax loss associated with such actions.

(b) Neither the Company nor any Series shall make any political contributions that will be considered expenditures to influence legislation under Section 501(h) of the Code.

ARTICLE 9

DISPOSITION OF INTERESTS

Section 9.1 General Restriction. Except as otherwise permitted in this Agreement, any direct or indirect transfer, assignment or other disposition (voluntarily, involuntarily or by operation of law) of all or any portion of any direct or indirect Membership Interest, or any pledging, mortgaging, hypothecating, or granting of a security interest in, or other encumbrance (an “Encumbrance”) on, all or any portion of any direct or indirect Membership Interest (each of the foregoing, a “Transfer”) is prohibited. Any attempted Transfer of all or any portion of a Membership Interest, other than in strict accordance with Section 9.2 below, shall be void. A Person to whom a Membership Interest is Transferred may be admitted to the Company as a Member only with the consent of all the other Members, which may be given or withheld in the other Member’s sole discretion. In connection with any Transfer of a Membership Interest or any portion thereof, and any admission of an assignee as a Member, the Member making such Transfer and the assignee shall furnish the other Member with such documents regarding the Transfer as the other Member may reasonably request (in form and substance reasonably satisfactory to the other Member), including a copy of the Transfer instrument, a ratification by the assignee of this Agreement (if the assignee is to be admitted as a Member), a legal opinion that the Transfer complies with applicable federal and state securities laws and a good faith determination by the Member making the transfer that the Transfer will not result in the Company’s termination under Section 708 of the Code. In the event the Transfer would result in the Company’s termination under Section 708 of the code, as determined by the Member making the Transfer, then the consent of the non-transferring Member is required to effect the Transfer. For purposes hereof, a Transfer shall be deemed to have occurred with respect to a Membership Interest upon any direct or indirect transfer, assignment or other disposition (voluntary, involuntary, or by operation of law) of any interest in, or on, a Membership Interest. Notwithstanding the provisions of Sections 9.2 and 9.3 below, no Member may Transfer its Membership Interests in violation of any Financing.

Section 9.2 Permitted Transfers.

(a) Permitted Transfers; Third Parties. A Transfer with respect to all or any portion of the Membership Interest of the Carlyle Member is permitted, so long as a Carlyle Realty Affiliate retains direct or indirect management authority over such Membership Interest. A Transfer with respect to all or any portion of the Membership Interest of the MHI Member is permitted, so long as such Transfer is to an MHI Permitted Transferee, and after any such Transfer an Affiliate of the MHI Member retains direct or indirect management authority over such Transferee.

Section 9.3 Creation of Additional Membership Interests. Additional Membership Interests may be created and issued to existing Members or to other Persons, and such other Persons may be admitted to the Company as Members, only (a) with the approval of the Carlyle Member and on such terms and conditions as the Carlyle Member may determine in its sole discretion at the time of admission, provided that a Default Trigger Event has occurred and provided, further, that (1) all of the existing Membership Interests of all of the existing Members suffer substantially the same economic effect from such admission (e.g., the terms of this Agreement among the existing Members is not altered), and (2) the Additional Membership Interests are issued to a Person who is not a Carlyle Realty Affiliate and without any commission, fee or other material payment or compensation being paid to any Carlyle Realty Affiliate, or (b) with the approval of the Carlyle Member and the MHI Member, on such terms and conditions as the Carlyle Member and the MHI Member may determine at the time of admission. If the Carlyle Member exercises its rights under clause (a) of the prior sentence, the Carlyle Member may reflect the admission of any new Members or the creation of any new class or group of Member in an amendment to this Agreement which shall be valid if executed only by the Carlyle Member.

Section 9.4 Resignation. A Member may not resign or withdraw from the Company without the consent of all of the other Members.

ARTICLE 10

WITHDRAWAL, DISSOLUTION, LIQUIDATION, AND TERMINATION

Section 10.1 Dissolution, Liquidation, and Termination Generally. The Company and all Series, or the applicable Series, shall be dissolved upon the first to occur of any of the following:

(a) the sale or disposition of all of the assets of the Company or such Series and the receipt, in cash, of all consideration therefor;

(b) the determination of the Carlyle Member and the Managing Member to dissolve the Company or such Series; and

(c) the occurrence of any event which, as a matter of law, requires that the Company or such Series be dissolved.

Section 10.2 Liquidation and Termination. Upon dissolution of the Company or a Series, the Carlyle Member shall act as liquidator or may appoint one or more other Persons as liquidator. The liquidator shall proceed diligently to wind up the affairs of the Company or such Series and make final distributions as provided herein. The costs of liquidation shall be a Company expense. Until final distribution, the liquidator shall continue to operate the properties with all of the power and authority of the Managing Member and the Carlyle Member, as applicable, hereunder. The steps to be accomplished by the liquidator are as follows:

(a) as promptly as possible after dissolution and again after final liquidation, the liquidator shall cause a proper accounting to be made by a firm of certified public accountants of the Company’s or Series’ assets, liabilities, and operations through the last day of the calendar month in which the dissolution shall occur or the final liquidation shall be completed, as applicable;

(b) the liquidator shall pay all of the debts and liabilities of the Company or Series or otherwise make adequate provision therefor (including the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine); and

(c) all remaining assets of the Company or Series shall be distributed to the Members as follows:

(1) the liquidator may sell any or all property of the Company using reasonable efforts to maximize the proceeds realized from any such sale and the sum of (A) any resulting gain or loss from each sale plus (B) the fair market value of such property that has not been sold shall be determined and all allocations of any resulting income, gain or loss shall be made under Section 8.3; and

(2) such property shall be distributed to the Members as provided in ARTICLE 7.

Section 10.3 Deficit Capital Accounts. No Member shall be required to pay to the Company, to any other Member or to any third party any deficit balance which may exist from time to time in the Member’s Capital Account or Series Capital Account.

Section 10.4 Cancellation of Certificate. On completion of the distribution of Company assets, the liquidator (or such other person as the Act may require or permit) shall file a Certificate of Cancellation with the Secretary of State of Delaware, cancel any other filings made pursuant to Section 2.4 and take such other actions as may be necessary to terminate the existence of the Company.

ARTICLE 11

FINANCING

Section 11.1 Financing. It is expected that the acquisition, construction and development of each of the Projects will be financed with Initial Capital Contributions of the Members and one or more Financings provided by one or more lenders to the Company or Ventures, as selected by the Carlyle Member, in accordance with Section 4.1(c) above. The Carlyle Member shall use good faith efforts to seek Project Loans on the terms described on Schedule 11.1 with respect to any given Project and on such other market based terms as are acceptable to the Carlyle Member, as soon as possible, time being of the essence. The Carlyle Member may in its sole discretion obtain a credit line or similar Financing for the Company on terms acceptable to the Carlyle Member; provided, however, that any Project Loan or Financing that is not consistent with the terms described on Schedule 11.1 shall be entered into by the Company or a Venture only with the prior approval of both the MHI Member and the Carlyle Member. Schedule 11.1 may be modified or amended only with the written approval of both the Carlyle Member and the MHI Member. The Managing Member shall deliver to the Carlyle Member all material notices, correspondence, and other information which the Managing Member has delivered to or received from any proposed, selected or actual lender for a Financing, and the Members shall otherwise cooperate in all respects with the efforts of the Carlyle Member and/or the Managing Member to secure each Financing.

Section 11.2 Recourse Liability. To the extent that any Credit Support is required, in order to obtain or enhance (i) any debt, liability or obligation of the Company or any one or more of its Ventures that has been approved by the Company in accordance with the terms of this Agreement or (ii) any Financing, the Member such Credit Support shall be subject to the approval of the Member being asked to provide such Credit Support. Neither the Managing Member nor any Affiliate of the Managing Member shall be paid any fee or be entitled to any consideration or payment for providing such Credit Support, nor shall any payment, cost or liability incurred under any Credit Support be given capital contribution treatment under this Agreement or otherwise by the Company or give rise to a claim against the Company, except to the extent the liability incurred under such Credit Support is either (i) covered by an indemnity given by the Company or the Carlyle Member or Carlyle Indemnitors under the terms of this Agreement or (ii) incurred with the joint approval of the Members with the stated understanding that such approval would give rise to such Credit Support liability; provided that all

Environmental Claims shall be dealt with as provided below in this Section 11.2. Except as expressly provided above in this Section 11.2, the Company is not authorized to make any payment or incur any additional costs or expenses in order to obtain or satisfy any Credit Support required as a condition or term of any Financing or of any debt, liability or obligation of the Company, without the express written approval of the Carlyle Member. Except as contemplated on Schedule 11.1, in no event is the Carlyle Member, the MHI Member or any Affiliate thereof be required to provide any Credit Support or other indemnity or guaranty, or incur any personal liability, for the benefit of the Company and/or any Venture in connection with the Company’s business and/or any Financing. Notwithstanding anything to the contrary in this Agreement, all matters and all liabilities, costs and expenses related thereto that would constitute a potential claim under any environmental indemnity that is part of any Credit Support provided by any of the Members or their Affiliates (each an “Environmental Claim”) shall be (i) borne one hundred percent (100%) by the Managing Member and its Affiliates to the extent such matter arose as a result of the affirmative act or bad-faith or negligent failure to act of the Managing Member or any of its Affiliates, (ii) borne one hundred percent (100%) by the Carlyle Member and their Affiliates (including the Carlyle Indemnitors) to the extent such matter arose as a result of the affirmative act or, from and after the occurrence of a Default Trigger Event, bad-faith or negligent failure to act of the Carlyle Member or any of its Affiliates, or (iii) shared fifty percent (50%) by the Carlyle Member and fifty percent (50%) by the Managing Member and its Affiliates with respect to all Environmental Claims not covered by the preceding clause (i) or (ii).

Section 11.3 Environmental Insurance. The Company may purchase and maintain an environmental liability insurance policy on any Property for the benefit of the Company if and to the extent approved by the Carlyle Member.

Section 11.4 Bad Acts Indemnity. Notwithstanding the foregoing provisions of this ARTICLE 11, the Managing Member and the Carlyle Member shall each be solely responsible for any liabilities that arise under any Credit Support to the extent due to their or any of their Affiliate’s own gross negligence, recklessness, bad faith or willful misconduct (including any affirmative act taken with the knowledge that it would cause liability under any outstanding Credit Support), and each of the MHI Member and its Affiliates and the Carlyle Member and its Affiliates shall indemnify, defend and hold harmless the other from any liabilities arising under any Credit Support given by such Member or any of its Affiliates to the extent due to the gross negligence, recklessness, bad faith or willful misconduct of the indemnifying party or any of its Affiliates.

Section 11.5 Cooperation; Securitized Debt. Each of the Members acknowledges that a Lender may securitize, sell or otherwise dispose of all or any portion of the Financing (each a “Securitization”), and each of the Members agrees to cooperate, and to cause its Affiliates to cooperate, in all reasonable respects with such Lender in connection with any such Securitization and/or structuring of such Financing to accommodate a potential Securitization (provided such changes do not increase or decrease the rights and obligations of any Member and the economic terms of this Agreement), including, without limitation, (i) executing modifications to the Certificate and this Agreement and the organizational documents of the Managing Member or any Venture so that the Company or such Venture and the Managing Member will qualify as bankruptcy-remote entities and other documentation changes of a similar nature, (ii) creating such Ventures and special-purpose Affiliates as may be reasonably required to comply with other industry standard requirements in connection with Securitizations, and (iii) causing the Company and its Ventures to comply with other industry standard requirements in connection with Securitization.

ARTICLE 12

MISCELLANEOUS PROVISIONS

Section 12.1 Notices. All notices provided for or permitted to be given pursuant to this Agreement must be in writing and shall be given or served by (a) depositing the same in the United States mail addressed to the party to be notified, postpaid and certified with return receipt requested, (b) by delivering such notice in person to such party, or (c) by Federal Express, United Parcel Service or other nationally recognized overnight courier delivery service. All notices are to be sent to or made at the addresses set forth below:

In the case of notices directed to the Carlyle Member:

The Carlyle Group

1001 Pennsylvania Avenue, N.W.

Washington, D.C. 20004-2505

Attention: Gary Block and Hayden Jones

with a copy to:

Katten Muchin Rosenman LLP

1025 Thomas Jefferson Street, N.W.

Suite 700 East Lobby

Washington, D.C. 20007

Attention: Bruce Kosub and John Muir

and in the case of notices directed to the MHI Member:

MHI Hospitality Corporation

4801 Courthouse Street, Suite 201

Williamsburg, Virginia 23188

Attention: Mr. Andrew Sims

with a copy to:

Baker & McKenzie

815 Connecticut Avenue, N.W.

Washington, D.C. 20006

Attention: Thomas J. Egan, Jr.

All notices given in accordance with this Agreement shall be effective upon delivery at the address of the addressee. By giving written notice thereof, each Member shall have the right from time to time to change its address pursuant hereto.

Section 12.2 Governing Law. This Agreement and the obligations of the Members hereunder shall be construed and enforced in accordance with the laws of the State of Delaware, excluding any conflicts of law rule or principle which might refer such construction to the laws of another state or country. Each Member submits to the jurisdiction of the state and federal courts in the State of Delaware.

Section 12.3 Entire Agreement; Amendments. This Agreement, the Program Agreement and their respective exhibits constitute the entire agreement between the Members relative to the formation of the Company. Except as otherwise provided herein, no amendments to this Agreement shall be binding upon any Member unless set forth in a document duly executed by such Member.

Section 12.4 Waiver. No consent or waiver, express or implied, by any Member of any breach or default by any other Member in the performance by the other Member of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other Member of the same or any other obligation hereunder. Failure on the part of any Member to complain of any act or to declare any other Member in default, irrespective of how long such failure continues, shall not constitute a waiver of rights hereunder.

Section 12.5 Severability. If any provision of this Agreement or the application thereof to any Person or circumstances shall be invalid or unenforceable to any extent, and such invalidity or unenforceability does not destroy the basis of the bargain between the parties, then the remainder of this Agreement and the application of such provisions to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

Section 12.6 Ownership of Property and Right of Partition. A Member’s interest in the Company shall be personal property for all purposes. No Member shall have any right to partition the property owned by the Company.

Section 12.7 Captions; References. Pronouns, wherever used herein, and of whatever gender, shall include natural persons and corporations and associations of every kind and character, and the singular shall include the plural wherever and as often as may be appropriate. Article and section headings are for convenience of reference and shall not affect the construction or interpretation of this Agreement. Whenever the terms “hereof”, “hereby”, “herein”, or words of similar import are used in this Agreement they shall be construed as referring to this Agreement in its entirety rather than to a particular section or provision, unless the context specifically indicates to the contrary. Whenever the word “including” is used herein, it shall be construed to mean including without limitation. Any reference to a particular “Article” or a “Section” shall be construed as referring to the indicated article or section of this Agreement unless the context indicates to the contrary.

Section 12.8 Involvement of Members in Certain Proceedings. Should any Member become involved in legal proceedings unrelated to the Company’s business in which the Company is required to provide books, records, an accounting, or other information, then such Member shall indemnify the Company from all expenses incurred in conjunction therewith.

Section 12.9 Interest. No amount charged as interest on loans hereunder shall exceed the maximum rate from time to time allowed by applicable law.

Section 12.10 Costs of Enforcement; Jury Trial Waiver. Each party shall bear and shall be responsible for its own legal costs and expenses in connection with any action or proceeding brought by any party against another under this Agreement. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH MEMBER HEREBY IRREVOCABLY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING BROUGHT BY ANY OTHER MEMBER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.11 Counterparts. This Agreement may be executed in multiple counterparts, with signature pages signed by each party affixed to constitute a fully executed instrument.

Section 12.12 Publicity. Upon the acquisition or disposition of any Project, each Member, with the approval of the Carlyle Member, may issue press releases, advertisements and other promotional materials describing in general terms or in detail as to its participation in such transaction. All references to any of the Carlyle Members or their Affiliates in any press release, advertisement or promotional material issued by any Member must be approved in advance of issuance by the Carlyle Member. All references to the MHI Member or its Affiliates in any press release, advertisement or promotional material issued by the Carlyle Member must be approved in advance of issuance by the MHI Member. Notwithstanding the foregoing, the MHI Member and its Affiliates shall be entitled to make such press releases and filings as may be required under applicable law, regulation or stock exchange listing requirements (the “Listing Standards”).

Section 12.13 Confidentiality.

(a) Generally. The terms of this Agreement, its subject matter, the identity of any Person with whom the Company may be holding discussions with respect to any disposition, acquisition, financing or other transaction, and all other business, financial or other information relating directly to any Project or Venture or the conduct of the business and affairs of the

Company or the relative or absolute rights or interests of any of the Members that has not been publicly disclosed by any authorized Person (collectively, the “Company Information”) is confidential and proprietary information of the Company the disclosure of which would cause irreparable harm to the Company and the Members. Accordingly, each Member represents that it has not and agrees that, unless authorized by all Members, it will not and will direct its partners, members, shareholders, agents, advisors and affiliates not to, disclose to any Person any Company Information or confirm any statement made by third Persons regarding Company Information until the Company has publicly disclosed the Company Information subject to such disclosure requirements as may apply to a Member or its Affiliates under any applicable law, regulations or Listing Standards.

(b) Legal Proceedings. Each Member agrees not to disclose any Company Information to any Person (other than a Person agreeing to maintain all Company Information in strict confidence, a judge or magistrate) in any action, suit or proceeding relating to or arising out of this Agreement or otherwise, and to keep confidential all documents (including without limitation responses to discovery requests) containing any Company Information subject to such disclosure requirements as may apply to a Member or its Affiliates under applicable law, regulations or Listing Standards. If a Member receives a request to disclose any Company Information under the terms of a valid and effective order issued by a court or government agency, the Member may disclose the Company Information to the extent required if the Member as promptly as practicable (i) notifies the other Member(s) of the existence, terms and conditions of the order, (ii) consults in good faith with the Members on the advisability of taking legally available steps to resist or to narrow the order, and (iii) if disclosure of the Company Information is required, exercises its best efforts to reliable assurance that confidential treatment will be accorded to the portion of the disclosed Company Information that the Members collectively agree should be protected. The cost (including without limitation attorneys’ fees and expenses) of obtaining a protective order covering Company Information designated by the Members shall be a cost of the Company.

(c) Exceptions. Notwithstanding any other provision of this Section 12.13, a Member may disclose Company Information to its agents, advisors and affiliates to the extent necessary to conduct its business and in addition, may disclose Company Information required to reflect accurately its interests in the Company to Persons with whom it deals and who have a legitimate interest in the matter and to Persons with whom it may be in contact in the ordinary course of its business or pursuant to applicable law, regulation or Listing Standards. Each Member may also disclose Company Information to its investors and potential investors, including investors and potential investors of affiliated or related Persons, by way of written materials, investor conferences, written or oral presentations and the like. In the case of any disclosure of Company Information pursuant to this Section 12.13(c), the Member disclosing such Company Information shall indicate to the Persons to whom such disclosure is being made the confidential nature of such Company Information.

(d) Use of the Carlyle Name. In addition to the foregoing, each Member agrees that, unless authorized in advance by the Carlyle Member, it will not, and will direct its partners, members, shareholders, agents, advisors and affiliates not to, make use of the “Carlyle”

name (and/or any derivative thereof) in any press release, any newspaper or other media publication interview, any marketing materials or any other information or materials delivered to or for media publication or use in regard to the Company or any Venture or Project, except as may be required under applicable law, regulation or Listing Standards.

[Signature page follows.]

SIGNATURE PAGE OF THE LIMITED LIABILITY COMPANY

AGREEMENT OF MHI/CARLYLE HOTEL INVESTMENT PROGRAM I, L.L.C.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

CARLYLE MEMBER:	CRP/MHI HOLDINGS, L.L.C.,
a Delaware limited liability company

	By	/s/ Gary E. Block, Vice President
Gary E. Block, Vice President

MHI MEMBER:	MHI HOTEL INVESTMENTS HOLDINGS LLC,
a Delaware limited liability company

	By	/s/ Andrew M. Sims
	its	Managing Member

Index of Exhibits and Schedules

Joinder	Joinder and Guaranty of MHI Obligations
Exhibit A	Right of First Offer Provisions
Schedule 1	Capital Sharing Ratios for Each Series
Schedule 11.1	Agreed Financing Terms

JOINDER AND GUARANTY OF

MHI OBLIGATIONS

The undersigned (each a “Guarantor”) joins in execution of this Agreement solely to guarantee to the Company and to the Carlyle Member the prompt and complete payment and performance of all debts and obligations of the MHI Member under Section 7.4 and/or Section 7.5 of the Agreement. The obligations of Guarantor under this paragraph shall be (i) subject to all of the terms and provisions of ARTICLE 12 of the Agreement as if Guarantor is a Member in addition to the Members, (ii) primary and not secondary and (iii) irrevocable. The Company and the Carlyle Member shall have no obligation to institute any action or proceeding, or exhaust any remedies and recourses against the MHI Member or any other party as a condition of bringing any action against the Guarantor under this guaranty. Guarantor hereby waives any and all guarantor and surety defenses to the fullest extent allowed by applicable law.

MHI HOSPITALITY CORPORATION

By:	/s/ Andrew M. Sims
Name:	Andrew M. Sims
Title:	Chief Executive Officer

EXHIBIT A

Right of First Offer Provisions

Section C-1. Exercise. If the Carlyle Member intends to exercise or does exercise its right under this Agreement to cause the Company to market any Project, or the ownership interest in the Venture that owns the Project, for sale, in either case without the prior written consent or approval of the Managing Member, the Carlyle Member shall so notify the Managing Member (in each case a “Sale Notice”). The Managing Member shall have fifteen (15) Business Days from its receipt of a Sale Notice to give the Carlyle Member written notice of its desire (the “Offer Notice”) to purchase the Project that is the subject of the Sale Notice (the “Subject Property”, which may include the sale of ownership interests in the Venture that holds title to the Project that is the subject of the Sale Notice) setting forth (a) a statement of intent to invoke its rights under this ARTICLE 12 and (b) the terms on which (the “Proposed Terms”) the Managing Member would be willing to buy the Subject Property from the Company in a single transaction, which must be an all cash sale and must specify a hard earnest money deposit amount, the proposed closing date, the purchase price for the Subject Property (the “Subject Property Purchase Price”) and other major economic terms and conditions upon which the Managing Member would be willing to purchase the Subject Property. The Offer Notice shall also include a statement of the net proceeds to be received by the Company and its Members from a sale of the Subject Property on the Proposed Terms, calculated assuming that it is necessary to repay all Company or Venture indebtedness that would be due and payable upon the sale of such Subject Property (which shall be all of the Company indebtedness, including the Financing, if the Subject Property is the last of the remaining Projects owned by the Company) or which the Carlyle Member proposed to repay as part of the Sale Notice, and after deducting from the Subject Property Purchase Price a reasonable estimate of all closing costs that would be expected to be incurred by the Company (including transfer taxes, closing prorations and other closing costs, if any) (hereinafter referred to as the “Interest Price” with respect to the amounts calculated to be received by the Carlyle Member). The Managing Member shall, upon written request from the Carlyle Member, promptly provide the Carlyle Member with all information regarding the Subject Property, the Proposed Terms and the Interest Price which is available to the Managing Member and is used by it to prepare the Proposed Terms and calculate the Interest Price or is otherwise relevant to a seller of the Property. The Offer Notice shall be a binding irrevocable offer of the Managing Member until the Election Notice (as defined below) is received (or deemed received) by the Managing Member rejecting such Offer Notice as set forth below in Section C-2 or until a Conveyance Agreement has been entered into as set forth below in Section C-3.

Section C-2. Offer Notice Sent. At any time within fifteen (15) Business Day period commencing with the day the Carlyle Member shall have timely received an Offer Notice pursuant to Section C-1 (i.e. received by the Carlyle Member within the fifteen (15) Business Day period specified in Section C-1), the Carlyle Member shall have the right, which must be exercised by written notice of such election given to the Managing Member (an “Election Notice”), to either accept or reject the Offer Notice (and if no Election Notice is timely sent, such failure shall constitute a rejection of the Offer Notice within such fifteen (15) Business Day period provided for in this Section C-2).

Section C-3. Offer Notice Accepted. If the Carlyle Member accepts the Offer Notice in its Election Notice, then the Managing Member shall have (i) three (3) Business Days from its receipt of the Election Notice to deposit, in cash, the full amount of the earnest money set forth in the Proposed Terms, in escrow with a national title insurance company (including a subsidiary or division thereof) or other independent third-party escrow agent specified by the Carlyle Member in the Election Notice (the “Deposit”), which Deposit shall become non-refundable upon the execution and delivery of the Conveyance Agreement (as defined below) by the Managing Member other than for the Carlyle Member’s failure to also execute and deliver the Conveyance Agreement or for the Carlyle Member’s material breach of the Conveyance Agreement after it has been fully executed and delivered, and (ii) five (5) Business Days from its receipt of the Election Notice to deliver to the Carlyle Member, at the election of the Managing Member, either (A) a purchase and sale agreement for the Managing Member’s purchase of all of the Subject Property from the applicable Venture, reflecting all of the Proposed Terms (including the disposition of the Deposit), or (B) if the Subject Property is all of the remaining Property of the Company, an assignment and assumption agreement to be entered into between the Carlyle Member and the Managing Member for all of the Membership Interests of the Carlyle Member, in consideration for the payment to the Carlyle Member of the Interest Price on the closing date specified in the Proposed Terms, and specifying the disposition of the Deposit (such applicable agreement being hereinafter referred to as the “Conveyance Agreement Draft”). If the Managing Member timely makes the Deposit and delivers the Conveyance Agreement Draft, then the Managing Member (the “Offeror”) and the Carlyle Member, on behalf of either the Company or itself, as applicable (the “Offeree”, whether one or more), shall act in good faith to finalize, execute and deliver a final agreed upon version of the Conveyance Agreement Draft (the “Conveyance Agreement”) within the fifteen (15) Business Day period following the Offeror’s receipt of the Election Notice. If either the Offeror or the Offeree feels that the other party is not acting in good faith with respect to finalizing the Conveyance Agreement Draft within such fifteen (15) Business Day period, it shall give the other party written notice prior to the end of such fifteen (15) Business Day period of the reasons for its determination and a copy of a version of the Conveyance Agreement Draft that it feels should be the final Conveyance Agreement if both parties had acted in good faith with respect to same (a “Final Notice”). Once a Conveyance Agreement has been entered into by the Offeror and the Offeree, it shall control over the terms of this ARTICLE 12 with respect to the Subject Property covered by such Conveyance Agreement until it is either terminated or closes in accordance with its terms. If the Carlyle Member fails to execute and deliver the Conveyance Agreement or breaches the Conveyance Agreement following its execution and delivery, the Deposit shall be returned in full to the Managing Member upon written notice to the third party escrow agent.

Section C-4. Offer Notice Rejected. If the Carlyle Member either rejects the Offer Notice (in its Election Notice or by failing to timely send an Election Notice) or fails to accept and enter into the Conveyance Agreement set forth in a Final Notice timely delivered by the Managing Member (each an “Offer Rejection”), then (a) the Managing Member shall be free to make (but shall have no obligation to so make) the Deposit and to execute and deliver a binding Conveyance Agreement to the Carlyle Member which meet all of the terms of Section C-3 (such acts constituting a “Binding Offer” until expressly revoked by the Managing Member by written notice thereof delivered to the Carlyle Member prior to the Carlyle Member’s acceptance of such Binding Offer), and (b) the Carlyle Member shall be free thereafter either to (i) at any time accept such Binder Offer if made by the Managing Member and not theretofore revoked by written notice to the Carlyle Member, or (ii) to cause the Company to attempt to sell the Subject Property to one or more purchasers who are not Affiliates of the Carlyle Member (each an “Authorized Sale”) on such terms which the Carlyle Member believes in good faith are customary in the market or are otherwise acceptable to the Company (the “Acceptable Sale Terms”); provided only that (x) each such Authorized Sale must close no later than twelve (12) months after the date of the Offer Rejection or this ARTICLE 12 shall be effective again with respect to the Subject Property and (y) if a Binding Offer is outstanding from the Managing Member and if the Acceptable Sale Terms will not result in the Company receiving at closing more than one hundred eight percent (108%) of the net proceeds to be received by the Company as set forth in the Offer Notice, or if the sale is for all of the Property, a purchase price which will not result in the Carlyle Member receiving from the Company promptly following closing more than one hundred five percent (105%) of its Interest Price set forth in the Offer Notice, then the Carlyle Member must either (1) accept the Binding Offer or (2) offer such Acceptable Sale Terms to the Managing Member (each a “Reoffer”), which Reoffer shall include a copy of the purchase and sale agreement for the Property containing such Acceptable Sale Terms which the Carlyle Member wants to have the Company accept, provided such terms do not differ materially from any third party offer received by the Carlyle Member in respect of the Subject Property (each a “Reoffer PSA”). The Managing Member shall have ten (10) days from its receipt of a Reoffer in which to accept or reject the Reoffer, with acceptance being solely in the form a fully executed copy of the Reoffer PSA delivered to the Carlyle Member and the posting of the earnest money set forth in and in accordance with the terms of the Reoffer PSA within such ten (10) day period, and rejection being anything else. If the Managing Member rejects the Reoffer, then the Carlyle Member shall be free to cause the Company to attempt to sell the Subject Property to one or more purchasers who are not Affiliates of the Carlyle Member pursuant to the terms of the Reoffer PSA; provided only that the closing under the Reoffer PSA must occur no later than twelve (12) months after the date of the Managing Member’s rejection of the Reoffer or this ARTICLE 12 shall be effective again with respect to the Subject Property.

Section C-5 Failure to Make Valid Offer. If the Managing Member fails to timely (i) send a complete Offer Notice, (ii) make the Deposit, (iii) deliver the Conveyance Agreement Draft, (iv) enter into the Conveyance Agreement pursuant to a Final Notice sent by the Carlyle Member, or (v) deliver a Binding Offer, then the Carlyle Member shall be free to cause the Company to attempt to sell the Subject Property to one or more purchasers (each an “Authorized Sale”) on such terms which the Carlyle Member determines are acceptable to the Company and are not in violation of the specific terms and provisions of this Agreement (the “Acceptable Sale Terms”); provided only that a binding agreement for each such Authorized Sale must be entered into between the Company and the contract purchaser no later than twelve (12) months after the date of the Sale Notice or this Exhibit C shall be effective again with respect to the Subject Property.

Section C-6. Managing Member Cooperation. The Managing Member shall cooperate with the Carlyle Member in all respects with regard to an Authorized Sale, including, without limitation, executing and delivering in a timely manner, on behalf of the Company or on its own behalf with respect to authorizing consents for the Company, any and all documents and instruments reasonably required or requested by the Carlyle Member to effectuate such Authorized Sale, including, without limitation, a contract of purchase and sale and a deed for the Property (or an assignment of ownership interests, if applicable), provided such documents reflect Acceptable Sale Terms and provided further that such documents do not require Managing Member to indemnify or potentially incur any liability to the Company or the purchaser of the Subject Property other than its proportionate share as a Member based on its Capital Contribution Ratio. Managing Member shall also cooperate in the assignment (and if necessary, the temporary use) of its existing permits held by or on behalf of the Company or the Venture to the purchaser of the Subject Property without any additional charge or fee being due in consideration therefor.

SCHEDULE 1

SCHEDULE OF COST SHARING RATIOS FOR EACH SERIES

SERIES 1 – [Name of Project]

Capital Sharing Ratios:

Carlyle Member	–%

MHI Member	–%

SCHEDULE 11.1

AGREED FINANCING TERMS

Rate:	Floating rate (LIBOR based).

Term:	A minimum term of sixty (60) months.

Proceeds:	Loan-to-value (“LTV”) of between 65% and 76% (anticipated average LTV of 70%).

Recourse:	Non-recourse, subject to traditional guarantees/indemnities for “bad boy acts” and environmental matters (i.e. Credit Support).